Exhibit 10.1

CONSTRUCTION LOAN AGREEMENT

for a loan in the amount of

$148,864,335

MADE BY AND BETWEEN

TARANTULA VENTURES LLC,

a Delaware limited liability company,

As Borrower

AND

KEYBANK NATIONAL ASSOCIATION,

a national banking association,

127 Public Square,

Cleveland, Ohio 44114

as a Lender and as Administrative Agent

AND

KEYBANC CAPITAL MARKETS

as sole lead arranger and book manager

Dated as of December 20, 2007

i

(continued)

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LIST OF EXHIBITS TO LOAN AGREEMENT

Exhibit A	Legal Description of Land

Exhibit B	Permitted Exceptions

Exhibit C	Form of Note

Exhibit D	Intentionally Omitted

Exhibit E	LIBOR Notice Election

Exhibit F	Insurance Requirements

Exhibit G	Architect’s Certificate

Exhibit H	Initial Budget

Exhibit I	Borrower’s Certificate

Exhibit J	Soft and Hard Cost Requisition Form

Exhibit K	Engineer’s Certificate

Exhibit L	Assignment and Assumption Agreement

Exhibit M	Patriot Act and OFAC Transferee and Assignee Identifying Information Form

v

CONSTRUCTION LOAN AGREEMENT

Project Commonly Known as

“Data Center Facility, CH1, Elk Grove Village, Illinois”

THIS CONSTRUCTION LOAN AGREEMENT (“Agreement”) is made as of December 20, 2007, by and among TARANTULA VENTURES LLC, a Delaware limited liability company (“Borrower”), and KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), its successors and assigns, individually and as a lender and administrative agent (referred to in such capacity as “Agent” in this Agreement), and each of the undersigned lending institutions (KeyBank, as a lender, and each such lending institution, and their respective successors and assigns, referred to individually or collectively, as the context shall infer, as the “Lender”).

WITNESSETH:

RECITALS

A. Borrower is the owner in fee simple of the land located in the Elk Grove Village, County of Cook, State of Illinois, and is legally described in Exhibit A attached hereto (the “Land”). Borrower proposes to construct on the Land the first phase of a data center facility to consist when fully completed of approximately 485,000 gross square feet and 211,140 raised square feet with a critical load of 36.4 megawatts. The first phase will consist of approximately 121,223 raised square feet with a critical load of 18.2 megawatts. As of the date hereof, a substantial amount of the construction of this first phase has been completed.

B. Borrower has applied to Lender for a loan in the amount of up to One Hundred Forty-Eight Million Eight Hundred Sixty-Four Thousand Three Hundred Thirty-Five and No/100 Dollars ($148,864,335.00) (the “Loan”) to reimburse Borrower for construction and development of the Project, and Lender is willing to make the Loan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

INCORPORATION OF RECITALS AND EXHIBITS

1.1	Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2	Incorporation of Exhibits.

Exhibits A through M, to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE 2

DEFINITIONS

2.1	Defined Terms.

The following terms as used herein shall have the following meanings:

Adjusted LIBOR Rate: For any LIBOR Rate Interest Period, an interest rate per annum equal to the sum of (A) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Rate Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Rate Interest Period and (B) the LIBOR Rate Margin.

Adjusted Base Rate: A rate per annum equal to the greater of (a) the Prime Rate and (b) one-half of one percent (0.5%) in excess of the Federal Funds Effective Rate. Any change in the Adjusted Base Rate shall be effective immediately from and after a change in the Adjusted Base Rate (or the Federal Funds Effective Rate, as applicable).

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent’s Head Office: The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel: McKenna Long & Aldridge LLP or such other counsel as selected by Agent.

Agreement: This Construction Loan Agreement.

Applicable Rate: As such term is defined in Section 5.1(a).

Appraisal: An MAI appraisal of the value of the Project, determined on a “going concern” value basis, performed by an independent appraiser with experience appraising data center properties selected by the Agent who is not an employee of Guarantor or its Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.

Appraised Value: The “going concern” value of the Project determined by the most recent Appraisal of the Project, obtained pursuant to this Agreement; subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment based on criteria and factors generally used and considered by the Agent in determining the value of similar properties.

Approved Lease: Any Lease that meets the following criteria shall not require Agent’s or Lenders’ prior written approval: (i) the rental rate thereunder is at least ninety percent (90%) of the rental rate in the Pro Forma Projection; (ii) the lease term is for a minimum of five (5) consecutive years; (iii) the Lease does not contain any early termination rights in favor of Tenant other than those contained in customary casualty and condemnation provisions; (iv) the proposed Tenant has been operating and profitable for a minimum of five (5) consecutive years, or such Tenant’s long-term senior debt rating is rated at least BBB- by S&P or the equivalent thereof by Moody’s; and (v) the Lease is entered into on the Borrower’s standard form lease, which has been approved by Agent, without any material modifications.

Architect: Donnally Vujcic Associates, L.L.C.

Architect’s Certificate: A certificate in the form of Exhibit G attached hereto executed by the Architect in favor of Lender.

Assignment and Assumption: An Assignment and Assumption Agreement in the form of Exhibit L attached hereto and made a part hereof.

Assignment of Rents: An assignment of leases and rents made by Borrower in favor of Agent assigning all leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Project, and all present and future leases, rents, issues and profits therefrom.

Authorized Representative: Hossein Fateh or Lammot J. du Pont, or such other Person as Borrower may designate in writing to Agent from time to time.

Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor statute thereto or any other present or future bankruptcy or insolvency statute.

Bond: A Performance Bond and Labor and Material Payment Bond in a form approved by Agent, with the Major Subcontractors, as the case may be, as principal, with a surety company acceptable to Agent and licensed to do business in the State, as surety, with a dual obligee rider in favor of Agent.

Breakage Costs: The cost to Lender of re-employing funds bearing or to bear interest at an Adjusted LIBOR Rate, incurred (or expected to be incurred) in connection with (i) any payment of any portion of the Loan bearing interest at an Adjusted LIBOR Rate prior to the termination of any applicable LIBOR Rate Interest Period, (ii) the conversion of an Adjusted

LIBOR Rate to any other applicable interest rate on a date other than the last day of the relevant LIBOR Rate Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable LIBOR Rate Interest Period, any amount as to which Borrower has elected a LIBOR Rate Option.

Budget: The budget for the Project specifying all costs and expenses of every kind and nature whatever to be incurred by Borrower in connection with the Project prior to the Maturity Date.

Budget Line Item: As such term is defined in Section 10.2.

Business Day: A day of the year on which banks are not required or authorized to close in Cleveland, Ohio.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), other than Lammot du Pont and Hossein Fateh and their respective controlled Affiliates, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT or Guarantor equal to at least twenty percent (20%);

(b) As of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or Guarantor consists of individuals who were not either (i) directors or trustees of REIT or Guarantor as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or Guarantor of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or Guarantor, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(c) the Borrower or Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §15.1(jj)); or

(d) REIT shall fail to own at least thirty-three percent (33%) of the economic, voting and beneficial interests in Guarantor, or shall fail to own such interests free of any lien, encumbrance or other adverse claim; or

(e) REIT shall fail to be the sole general partner of Guarantor, shall fail to own such general partnership interest in Guarantor free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of Guarantor; or

(f) Guarantor fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of Borrower (except that REIT may own up to one percent (1%) of Safari Ventures LLC); or

(g) Any of Lammot du Pont and Hossein Fateh shall cease to be senior management executives of the REIT and a competent and experienced successor senior management executive, as applicable, shall not be reasonably approved by the Required Lenders within three (3) months of such event.

Change Order: Any request for changes in the Plans and Specifications (other than minor field changes involving no extra cost).

Collateral. All of (a) the property, rights and interests of the Borrower that are or are intended to be subject to the security interests, assignments, and mortgage liens created by the Security Documents, including, without limitation, the Project, and (b) the Guaranty.

Commitment: The maximum amount each Lender has agreed to lend to Borrower as part of the Loan (which amounts are set forth below the signature line of each Lender), subject to modification by each Assignment and Assumption.

Completion Conditions: Delivery to Agent of the following items in form satisfactory to the Agent:

(A) Required Permits. Evidence that the Borrower has obtained all Required Permits from, given all notices to, and taken all such other actions with respect to, such Governmental Authority as may be required under applicable laws and requirements for the permanent use and occupancy of the Improvements for their intended uses, together with copies of all such Required Permits;

(B) Approval by Lender’s Consultant. Notification from the Lender’s Consultant to the effect that the Improvements have been completed in a good and workmanlike manner in accordance with the Plans and Specifications;

(C) Certificate of the Borrower’s Architect. Certificate of the Borrower’s architect that the Improvements have been completed in accordance with the Plans and Specifications and that the Improvements comply with all applicable laws and requirements and Governmental Approvals and are in all respects ready for use and occupancy;

(D) Payment of Costs. Evidence satisfactory to Agent that all sums due in connection with the construction of the Improvements have been paid or discharged in full (whether by bonding or otherwise) and that no party claims or has a right to claim any statutory or common law lien arising out of the construction of the Improvements for the supplying of labor, material, equipment and/or services in connection therewith;

(E) Final Lien Waivers. Final lien waivers in such form as may be permitted by applicable law to remove or dissolve any unfiled lien claims, or such other form satisfactory to the Agent from the General Contractors, and such laborers, suppliers, subcontractors and materialmen as may be requested by the Agent, duly executed and notarized (or with respect to any lien claims for which final lien waivers are not provided, evidence satisfactory to Agent that such lien claims have been discharged in full (whether by bonding or otherwise));

(F) Title Endorsement. An endorsement to the Title Policy fully removing any exception for mechanics and materialman’s liens, whether filed or unfiled.

(G) Power. The Improvements shall have at least 18.2 megawatts of critical load power available for use by Tenants.

Completion Date: June 30, 2008, subject to extension pursuant to Section 15.1(b).

Consolidated: With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Construction or construction: The construction and equipping of the Improvements in accordance with the Plans and Specifications, and the installation of all personal property, fixtures and equipment required for the operation of the Project.

Construction Schedule: A schedule satisfactory to Lender and Lender’s Consultant, establishing a timetable for completion of the Construction, showing, on a monthly basis, the anticipated progress of the Construction and also showing that the Improvements can be completed on or before the Completion Date, as the same may be modified or amended with the written approval of Agent.

Contingency Fund: A Budget Line Item which shall represent an amount necessary to provide reasonable assurances to Lender that additional funds are available to be used if additional costs and expenses are incurred or additional interest accrues on the Loan, or unanticipated events or problems occur.

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Debt Service Coverage: With respect to a particular period, the ratio of (a) the Net Operating Income of the Project to (b) the Total Annual Debt Service.

Default or default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Defaulting Lender: As such term is defined in Section 25.5(b).

Default Rate: A rate per annum equal to two percentage points (200 basis points) in excess of the Applicable Rate, but not at any time in excess of the highest rate permitted by law.

Deficiency Deposit: As such term is defined in Section 11.1.

Eligible Assignee: (i) Any Lender; (ii) any commercial bank, savings bank, savings and loan association or similar financial institution which (A) has total assets of Five Billion Dollars ($5,000,000,000) or more, (B) is “well capitalized” within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, (C) in the reasonable judgment of the Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (D) in the reasonable judgment of the Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank; (iii) any insurance company in the business of writing insurance which (A) has total assets of Five Billion Dollars ($5,000,000,000) or more (B) is “best capitalized” within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (C) meets the requirements set forth in subclauses (C) and (D) of clause (ii) above; and (iv) any other financial institution having total assets of Five Billion Dollars ($5,000,000,000) (including a mutual fund or other fund under management of any investment manager having under its management total assets of Five Billion Dollars ($5,000,000,000) or more) which meets the requirement set forth in subclauses (C) and (D) of clause (ii) above; provided that each Eligible Assignee must (w) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any state thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (x) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (y) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time and (z) not be the Borrower or an Affiliate of the Borrower.

Engineer: EYP Mission Critical Engineering.

Engineer’s Certificate: A certificate in the form of Exhibit K attached hereto executed by the Architect in favor of Lender.

Environmental Engineer: AEI Consultants or another firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Indemnity: An environmental indemnity from the Borrower and Guarantor, jointly and severally, indemnifying Agent and the Lenders with regard to all matters related to Hazardous Substances and other environmental matters.

Environmental Proceedings: Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Project.

Environmental Report: An environmental report prepared at Borrower’s expense by an Environmental Engineer, dated not more than one year prior to the date of this Agreement and addressed to Agent (or subject to separate letter agreement permitting Agent to rely on such environmental report).

Environmental Laws: As defined in the Environmental Indemnity.

Equity Interests: With respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing as of any date of determination.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default: As such term is defined in Article 19.

Extended Maturity Date: As such term is defined in Section 4.3.

Extension Option: As such term is defined in Section 4.3.

Extension Term: The period of time commencing on the day after the Initial Maturity Date and ending on the Extended Maturity Date.

Federal Funds Effective Rate: Shall mean, for any day, the rate per annum (rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

FIRREA: The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

Funds from Operations: With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis.

GAAP: Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

General Contract: The general contract(s) between Borrower and General Contractor, pertaining to the construction of all onsite and offsite improvements for the Project.

General Contractor(s): Holder Construction Company.

Governmental Approvals: Collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority for the Construction in accordance with the Plans and Specifications.

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Gross Asset Value: As defined in the Revolving Credit Agreement.

Guarantor: DuPont Fabros Technology, L.P., a Maryland limited partnership.

Guaranty: A guaranty of payment, performance and completion, executed by Guarantor and pursuant to which the Guarantor guarantees the payment of the Notes and the other amounts due under the Loan Documents, and the lien-free and timely completion of the Project in accordance with all provisions of this Agreement and Borrower’s obligation to keep the Loan In Balance and to pay for all cost overruns.

Hazardous Substances. As defined in the Environmental Indemnity.

Improvements: The improvements referred to in Recital A hereto and more particularly described in the Plans and Specifications, and offsite improvements and together with any existing improvements on the Land not to be demolished.

In Balance or in balance: As such term is defined in Article 11.

Including or including: Including but not limited to.

Indebtedness: As defined in the Revolving Credit Agreement.

Indemnity and Guaranty Agreement: The Indemnity and Guaranty Agreement dated of even date herewith made by Guarantor in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, such Indemnity and Guaranty Agreement to be in form and substance satisfactory to the Agent.

Initial Maturity Date: December 20, 2009, or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

Interest Payment Date: The first (1st) day of each calendar month during the term of the Loan.

Land: As such term is defined in Recital A.

Late Charge: As such term is defined in Section 4.6.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Leases: The collective reference to all leases, subleases and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto approved in writing by Agent, or deemed approved pursuant to Section 15.1(k), if such approval is required.

Lender: As defined in the opening paragraph of this Agreement. A reference to a Lender shall include all Lenders unless the context clearly refers to a single Lender.

Lender’s Consultant: An independent consulting architect, inspector, and/or engineer designated by Agent in Agent’s sole discretion.

Lender Default Obligation: As such term is defined in Section 25.5(b).

Lender Reply Period: As such term is defined in Section 25.6.

Lien: Any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

LIBOR Business Day: A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Rate: For any LIBOR Rate Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown in Reuters Screen LIBOR01 Page at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such LIBOR Rate Interest Period with a maturity approximately equal to such LIBOR Rate Interest Period and in an amount approximately equal to the amount to which such LIBOR Rate Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, Agent may select a replacement index.

LIBOR Rate Interest Period: With respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three months or six months, to the extent deposits with such maturities are available to Agent, commencing on a LIBOR Business Day, as selected by Borrower provided, however, that (i) any LIBOR Rate Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such LIBOR Rate Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Rate Interest Period shall end on the next preceding LIBOR Business Day, (ii) any LIBOR Rate Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Rate Interest Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month, and (iii) Borrower may not select a LIBOR Rate Interest Period which would end after the Maturity Date.

LIBOR Rate Margin: 2.25 percent (225 basis points) per annum.

LIBOR Rate Option: As defined in Section 5.1(b).

Loan: As defined in Recital B.

Loan Amount: The maximum amount of the Loan as set forth in Section 4.1(a) as reduced by principal payments made from time to time.

Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or Guarantor’s obligations in connection with the transaction contemplated hereunder, each as amended.

Loan Opening Date: The date of the first disbursement of proceeds of the Loan.

Major Subcontractor: Any subcontractor under a Major Subcontract.

Major Subcontracts: All subcontracts between either General Contractor and any subcontractors and material suppliers which provide for an aggregate contract price equal to or greater than $3,000,000.

Management Agreements: Agreements, whether written or oral, providing for the management of the Project. As of the Loan Opening Date, no Management Agreement exists.

Material Adverse Change or material adverse change: If, in Agent’s reasonable discretion, the business operations or financial condition of the Project, Borrower or Guarantor has changed in a manner which could materially impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date: The Initial Maturity Date, provided, if Borrower timely satisfies the conditions to extend the term of the Loan pursuant to Section 4.3(b), then the Maturity Date shall be extended to the Extended Maturity Date, or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.

Moody’s. Moody’s Investor Service, Inc.

Mortgage: A mortgage (or deed of trust), assignment of leases and rents, security agreement and fixture filing, executed by Borrower for the benefit of Agent and the Lenders securing this Agreement, the Notes, and all obligations of Borrower in connection with the Loan, granting a first priority lien on Borrower’s fee interest in the Project, subject only to the Permitted Exceptions.

Net Income (or Loss): With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Operating Income: As of any date of determination, an amount equal to the sum of (i) the rents, common area reimbursements and other income for the Project for such period received in the ordinary course of business from Tenants (excluding pre-paid rents and revenues and security deposits except to the extent applied in the satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of the Project for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses (including an appropriate allocation for legal, accounts, advertising, marketing and other expenses incurred in connection with the Project, minus (c) the greater of (i) actual property management expenses of the Project or (ii) an amount equal to three percent (3.0%) of the gross revenues from the Project, minus (d) all rents, common area reimbursements and other income from the Project received from tenants in default of obligations under their lease or with respect to leases as to which the tenant or any guarantor thereunder, is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolutions, liquidation or similar debtor relief proceeding. Net Operating Income shall be adjusted to remove the impact of annual rental escalators as required under GAAP pursuant to FAS 141, as issued by the Finance Accounting Standards Board in June of 2001.

Non-Recourse Indebtedness: As defined in the Revolving Credit Agreement.

Notes: Promissory notes, aggregating the Loan Amount, executed by Borrower and payable to the order of each Lender, in the amount of its respective Commitment, evidencing the Loan.

Obligations. All indebtedness, obligations and liabilities of the Borrower to any of the Lenders or the Agent existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case arising or incurred under this Agreement or any of the other Loan Documents or in respect of any disbursements of the Loan or the Notes or other instruments at any time evidencing any thereof.

OFAC: Office of Foreign Asset Control of the Department of the Treasury of the United States of America

OFAC Review Process: That certain review process established by Agent to determine if any potential transferee of any interests or any assignee of any portion of the Loan or any of their members, officers or partners are a party with whom Agent and any Lender are restricted from doing business under (i) the regulations of OFAC, including those Persons named on OFAC’s Specially Designated and Blocked Persons list, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

Opening of the Loan or Loan Opening: The first disbursement of Loan proceeds.

Patriot Act Customer Identification Process: That certain customer identification and review process established by the Agent pursuant to the requirements of 31 U.S.C. §5318(1) and 31 C.F.R. §103.121 to verify the identity of all permitted transferees of interests in the Borrower and any assignees of a portion of the Loan hereunder.

Percentage: With respect to each Lender, the percentage that its Commitment constitutes of the maximum amount of the Loan.

Permitted Exceptions: Those matters listed on Exhibit B to which title to the Project may be subject at the date of this Agreement and thereafter such other title exceptions as Lender may reasonably approve in writing.

Permitted Liens: As defined in the Revolving Credit Agreement.

Person: Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plans and Specifications: Detailed plans and specifications for the Improvements, as approved by Agent pursuant to Section 9.1(f), as modified hereafter with Agent’s prior written approval or as otherwise expressly permitted by this Agreement.

Power Agreements: Collectively, (i) the letter agreement dated June 15, 2006 by and between DuPont Fabros Development LLC and Commonwealth Edison Company, (ii) the Memorandum of Understanding dated August 7, 2006 by and between DuPont Fabros Development LLC and Commonwealth Edison Company, (iii) the Memorandum of Understanding dated September 28, 2006 by and between DuPont Fabros Development LLC and Commonwealth Edison Company and (iv) the letter from dated November 7, 2007 from Commonwealth Edison Company to DuPont Fabros (collectively, the “ComEd Documents”), as such ComEd Documents have been assigned to Borrower pursuant to that certain Assignment and Assumption of Contracts dated as of February 28, 2007.

Prime Rate: That interest rate established from time to time by KeyBank National Association as its prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank National Association for commercial or other extensions of credit;

Pro-Forma Projection: A pro forma statement of projected income and expenses of the Project.

Project: The collective reference to (i) the Land, together with all buildings, structures and improvements located or to be located thereon, including the Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.

REIT: DuPont Fabros Technology, Inc., a Maryland real estate investment trust.

REIT Status. With respect to REIT, its status as a real estate investment trust as defined in §856(a) of the Code.

Record: The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Agent with respect to any Loan referred to in such Note.

Release: As defined in Section 3.1(m)(iii) of this Agreement.

Required Lenders: Lenders holding Percentages aggregating at least sixty-six and two-thirds percent (66.66%).

Required Permits: Each building permit, certificate of occupancy, environmental permit, air emission or air quality permit, utility permit, land use permit, wetland permit and any other permits, approvals or licenses issued by any Governmental authority which are required in connection the Construction or operation of the Project.

Reserve Percentage: For any LIBOR Rate Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such LIBOR Rate Interest Period and with a maturity equal to such LIBOR Rate Interest Period.

Revolving Credit Agreement: The Credit Agreement dated August 7, 2007, by and among Safari Ventures LLC, as parent borrower, Rhino Equity LLC, Quill Equity LLC, Lemur Properties LLC, Porpoise Ventures LLC, each a subsidiary borrower, KeyBank, individually and as Agent, and the other banks from time to time a party thereto, as affected by the Consent and Assumption Agreement, as such agreement exists as of the date hereof. In the event that the

Revolving Credit Agreement shall terminate or otherwise be of no force or effect, then the obligation of Borrower and Guarantor hereunder to perform each and every covenant therein shall survive notwithstanding such termination. In the event that the Revolving Credit Agreement shall be modified or any of the provisions thereof shall be waived, and the Required Lenders shall have approved the amendment or waiver thereunder in writing, then such amendment or waiver shall be deemed to be a part of the definition of Revolving Credit Agreement.

S&P: Standard & Poor’s Ratings Group.

Security Documents: The Mortgage, the Assignment of Rents, the Environmental Indemnity, the Guaranty, and any other agreement, document or instrument now or hereafter securing the Obligations.

Soil Report: A soil test report prepared by licensed engineer satisfactory to Agent to the satisfaction of Agent that the soil and subsurface conditions underlying the Project will support the Improvements.

State: The state in which the Land is located.

Subcontracts: Subcontracts for labor or materials to be furnished to the Project.

Subsidiary: For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Taking: Any condemnation for public use of, or damage by reason of, the action of any Governmental Authority, or any transfer by private sale in lieu thereof, either temporarily or permanently.

Tenant: The tenant under a Lease.

Title Insurer: Commonwealth Land Title Insurance Company, or such other title insurance company licensed in the State as may be approved in writing by Lender.

Title Policy: An ALTA Mortgagee’s Loan Title Insurance Policy with extended coverage issued by the Title Insurer insuring the lien of the Mortgage as a valid first, prior and paramount lien upon the Project and all appurtenant easements, and subject to no other exceptions other than the Permitted Exceptions.

Total Annual Debt Service: The aggregate of debt service payments for a 12 month period on the stated principal amount of the Loan, assuming (i) a per annum interest rate (herein, “Assumed Rate”) equal to the greater of (x) seven percent (7.00%), and (y) two percent (2.00%)

above the yield on ten year United States Treasury notes as of the close of business on the day preceding the date of calculation, as announced on Bloomberg.com or another reliable source selected by the Agent, and (ii) monthly payments of principal and interest based on an amortization period of twenty-five (25) years.

Transfer: Any sale, transfer, lease (other than an approved Lease or a Lease approved (or deemed approved) by Agent), conveyance, alienation, pledge, assignment, mortgage, encumbrance hypothecation or other disposition of (a) all or any portion of the Project or any portion of any other security for the Loan, (b) all or any portion of the Borrower’s right, title and interest (legal or equitable) in and to the Project or any portion of any other security for the Loan, or (c) any interest in Borrower or any interest Tarantula Interests LLC, a Delaware limited liability company, or Safari Ventures LLC, a Delaware limited liability company (but expressly excluding any transfers of limited partnership interests in Guarantor or the transfers of stock in the REIT).

Unavoidable Delay: Any delay in the construction of the Project, caused by natural disaster, fire, earthquake, floods, explosion, extraordinary adverse weather conditions, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, strikes or lockouts for which Borrower has notified Agent in writing.

Voting Interests: Shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

2.2	Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Notes, Mortgage, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE 3

BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties.

To induce Agent and Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Agent and Lender as follows:

(a) Borrower has good and marketable fee simple title to the Project, subject only to the Permitted Exceptions.

(b) Except as previously disclosed to Agent in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened, against Borrower or Guarantor, which could, if adversely determined, cause a Material Adverse Change with respect to Borrower, Guarantor or the Project. There are no Environmental Proceedings and Borrower has no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(c) Borrower is a duly organized and validly existing Delaware limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower.

(d) No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, or member of Borrower or Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Mortgage, Assignment of Leases and Rents and the filing of UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have an adverse effect on Borrower or such Guarantor or which have been obtained as of any date on which this representation is made or remade.

(e) The execution, delivery and performance of this Agreement, the execution and payment of the Notes and the granting of the Mortgage and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or Guarantor is a party or may be bound or affected, or a violation of any law or court order which may affect the Project, any part thereof, any interest therein, or the use thereof.

(f) There is no default under this Agreement or any of the other Loan Documents, nor any condition which, after notice or the passage of time or both, would constitute a default or an Event of Default under said documents.

(g) (i) No condemnation of any portion of the Project, (ii) no condemnation or relocation of any roadways abutting the Project, (iii) no proceeding to deny access to the Project from any point or planned point of access to the Project, has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority, and (iv) neither the Project nor any part thereof is now damaged or injured as result of any fire, explosion, accident, flood or other casualty.

(h) The amounts set forth in the Budget present a full and complete itemization by category of all costs, expenses and fees which Borrower reasonably expects to pay or reasonably anticipates becoming obligated to pay to complete the Construction and operate the Project (until the Project achieves breakeven operations). Borrower is unaware of any other such costs, expenses or fees which are material and are not covered by the Budget.

(i) Neither the construction of the Improvements nor the use of the Project when completed and the contemplated accessory uses will violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting the Project or any part thereof. Neither the zoning authorizations, approvals or variances nor any other right to construct or to use the

Project is to any extent dependent upon or related to any real estate other than the Land. All Governmental Approvals required for the Construction in accordance with the Plans and Specifications have been obtained or will be obtained prior to the earlier of (i) the Loan Opening, or (ii) commencement of Construction of such work, except for those approved by Agent, and all Laws relating to the Construction and operation of the Improvements have been complied with and all permits and licenses required for the operation of the Project which cannot be obtained until the Construction is completed can be obtained if the Improvements are completed in accordance with the Plans and Specifications.

(j) The Project will have adequate water, gas and electrical supply (not less than 18.2 megawatts of critical load power), storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between the Project and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws. No such utility services are subject to any moratorium, or, to the best of Borrower’s knowledge, would be subject to any threatened moratorium, imposed by any authority having jurisdiction.

(k) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(l) All financial statements and other information previously furnished by Borrower or Guarantor to Agent in connection with the Loan are true, complete and correct and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower or Guarantor has occurred since the respective dates of such statements and information. Neither Borrower nor Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements.

(m) The Borrower has taken all commercially reasonable steps to investigate the past and present conditions and usage of the Project and the operations conducted thereon and, except as specifically set forth in the written environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, makes the following representations and warranties:

(i) Neither the Borrower, nor to the best knowledge and belief of Borrower, any operator of the Project, nor any Tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation involves the Project.

(ii) The Borrower has not received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case involves the Project.

(iii) (a) No portion of the Project has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Project except those which are being operated and maintained in compliance with Environmental Laws; (b) in the course of any activities conducted by the Borrower or, to the best knowledge and belief of the Borrower, the Tenants and operators of the Project, no Hazardous Substances have been generated or are being used in the Project except in the ordinary course of Borrower’s business and in accordance with applicable Environmental Laws; (c) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of data centers of the type and size of those owned by Borrower in the ordinary course of its business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Project, which Release would have a Material Adverse Change on the value of the Project or adjacent properties, which Release has had or could reasonably be expected to cause a Material Adverse Change; (d) to the Borrower’s actual knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of the Project which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to cause a Material Adverse Change on the value of, the Project; and (e) any Hazardous Substances that have been generated on the Project have been transported off site in accordance with all applicable Environmental Laws.

(iv) Neither the Borrower nor the Project is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgage or to the effectiveness of any other transactions contemplated hereby except for such matters that shall be complied with as of the Opening of the Loan.

(v) There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or, to Borrower’s actual knowledge, affecting the Project.

(vi) The Borrower has not received any written notice of any claim by any party that any use, operation, or condition of the Project has caused any nuisance or any other liability or adverse condition on any other property, nor is there any actual knowledge of any basis for such a claim

(n) The Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(o) Except for Leases which have been provided to and approved by Agent in writing (or deemed approved), or which are Approved Leases, Borrower and its agents have not entered into any Leases, subleases or other arrangements for occupancy of space within the Project. True, correct and complete copies of all Leases, as amended, have been delivered to Lender. All Leases are in full force and effect. Neither Borrower nor any Tenant is in default under any Lease and Borrower has disclosed to Lender in writing any material default by the tenant under any Lease. As of the Opening of the Loan, there are no Leases at the Project.

(p) When the Construction is completed in accordance with the Plans and Specifications, no building or other improvement will encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Project.

(q) The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(r) Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(s) Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(t) Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Article 22.

(u) Borrower’s place of formation or organization is the State of Delaware. Tarantula Interests LLC, a Delaware limited liability company, is the sole member of the Borrower.

(v) All statements set forth in the Recitals are true and correct.

(w) Neither Borrower nor Guarantor is (or will be) a person with whom Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(x) The execution and delivery of this Agreement and the other Loan Documents to which the Borrower or the Guarantor are to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(y) The Project is not owned or operated under or by reference to any registered or protected trademark, tradename, servicemark or logo.

(z) Neither the Borrower nor the Guarantor is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

(aa) As of the date of this Agreement and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, the Borrower is not insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower is able to pay its debts as they become due, and the Borrower has sufficient capital to carry on its business.

(bb) Each of the contracts for construction of the Project is in full force and effect and the Borrower and the other parties thereto are in compliance with their respective obligations therein.

(cc) There are no unpaid or outstanding real estate or other taxes or assessments on or against the Project or any part thereof which are payable by the Borrower. No abatement proceedings are pending with reference to any real estate taxes assessed against the Project. To the best of Borrower’s knowledge, there are no betterment assessments or other special assessments presently pending with respect to any part of the Project, and the Borrower has received no written notice of any such special assessment being contemplated.

(dd) The Borrower has received no notice of, and otherwise has no knowledge of, any violation of any material agreement affecting the Borrower or the Project.

(ee) The Borrower has furnished the Agent with true and complete sets of the Plans and Specifications to date. The Plans and Specifications so furnished to the Agent comply (and the Improvements when constructed in substantial accordance with the Plans and Specifications will likewise comply) with all Laws, all Government Approvals, and all restrictions, covenants, easements and other agreements affecting the Project, and have been approved by each Governmental Authority only to the extent required for construction of the Improvements.

(ff) The Budget accurately reflects all Budget Line Items as of the date thereof or as of the date of any amendments thereto, as applicable.

(gg) The Borrower has not received any written notice from any insurer or its agent requiring performance of any work with respect to the Land or the Improvements or canceling or threatening to cancel any policy of insurance, and the Project complies with the requirements of the Borrower’s and each General Contractor’s insurance carriers, as applicable.

(hh) All of the representations and warranties made by or on behalf of the Borrower or the Guarantor in this Agreement and the other Loan Documents or any document or instrument delivered by or on behalf of Borrower or Guarantor to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and none of the Borrower or the Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading.

3.2	Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Opening and, except for matters which have been disclosed by Borrower and approved by Agent in writing, at all times thereafter. Each request for a disbursement under the Loan Documents shall constitute a reaffirmation of such representations and warranties, as deemed modified in accordance with the disclosures made and approved as aforesaid, as of the date of such request. It shall be a condition precedent to the Loan Opening and each subsequent disbursement that each of said representations and warranties is true and correct as of the date of such requested disbursement. Each request for disbursement of Loan proceeds shall be deemed to be a reaffirmation by Borrower that each of the representations and warranties is true and correct as of the date of such disbursement. In addition, at Agent’s request, Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.

ARTICLE 4

LOAN AND LOAN DOCUMENTS

4.1	Agreement to Borrow and Lend; Lender’s Obligation to Disburse.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender and Lender agrees to lend to Borrower the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement. If Lender consists of more than one party, the obligations of each such party with respect to the amount it has agreed to loan to Borrower shall be several (and not joint and several) and shall be limited to its Percentage of the Loan and of each advance.

(a) The principal amount of the Loan shall not exceed the lesser of (a) One Hundred Forty-Eight Million Eight Hundred Sixty-Four Thousand Three Hundred Thirty-Five and No/100 Dollars ($148,864,335.00), (b) 55% of the Appraised Value of the Project as set out in the Appraisal, (c) 65% of the total cost of the Project as set out in the Budget approved by Agent hereunder, or (d) such amount as will result in a “Debt Service Coverage Ratio” of at least 1.75 to 1.00 (based, for purposes of this calculation, on the “stabilized” Net Operating Income of the Project projected in the Appraisal approved by the Lenders).

(b) Lender agrees, upon Borrower’s compliance with and satisfaction of all conditions precedent to the Loan Opening and provided the Loan is In Balance, no Material Adverse Change has occurred and no default or Event of Default has occurred and is continuing hereunder, to open the Loan to pay or reimburse Borrower for a portion of the costs incurred by Borrower in connection with the development of the Project and the construction of the Improvements, to the extent provided for in the Budget.

(c) After the Opening of the Loan, Borrower shall be entitled to receive further successive disbursements of the proceeds of the Loan in accordance with Articles 9, 12 and 13 within ten (10) Business Days after compliance with all conditions precedent thereto, provided that (i) the Loan remains In Balance; (ii) Borrower has complied with all conditions precedent to disbursement from time to time including the requirements of Section 3.2 and Articles 8, 9, 12 and 13; (iii) no Material Adverse Change has occurred with respect to Borrower, Guarantor, any Tenant, or the Project and (iv) no Event of Default and no default exists hereunder or under any other Loan Document or Lease.

(d) To the extent that Lender may have acquiesced in noncompliance with any requirements precedent to the Opening of the Loan or precedent to any subsequent disbursement of Loan proceeds, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

4.2	Loan Documents.

Borrower agrees that it will, on or before the date of this Agreement, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a) The Loan shall be evidenced by separate promissory notes of the Borrower to each Lender in substantially the form of Exhibit C attached hereto and made a part hereof, dated of even date with this Agreement and completed with appropriate insertions.

(b) The Mortgage.

(c) The Assignment of Rents.

(d) The Guaranty.

(e) Indemnity and Guaranty Agreement.

(f) The Environmental Indemnity.

(g) A collateral assignment of construction documents, including, without limitation, the General Contract, all architecture and engineering contracts, Plans and Specifications, permits, licenses, approvals and development rights, together with consents to the assignment and continuation agreements from the General Contractor, the architect and other parties reasonably specified by Agent.

(h) Such UCC financing statements as Agent determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(i) Such other documents, instruments or certificates as Agent and its counsel may reasonably require, including such documents as Agent in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

4.3	Term of the Loan.

(a) All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date. All references herein to the Maturity Date shall mean the Initial Maturity Date, provided that Borrower shall have the right to extend the Maturity Date for one (1) additional twelve (12) month term (the “Extension Option”), thereby extending the Maturity Date to the twelve (12) month anniversary of the Initial Maturity Date (the “Extended Maturity Date”).

(b) Borrower may only exercise an Extension Option upon satisfying the following conditions:

(i) Borrower shall have delivered to Agent written notice of such election no earlier than sixty (60) days and no later than thirty (30) prior to the Initial Maturity Date;

(ii) Agent shall have received Borrower’s and Guarantor’s current financial statements, certified as correct by Borrower and Guarantor. There must be no material adverse change in Borrower’s or Guarantor’s financial condition;

(iii) Construction of the Improvements has been substantially completed in accordance with all requirements of this Loan Agreement including, without limitation, the Completion Conditions, and a final certificate of occupancy has been issued;

(iv) Such notice is accompanied by an extension fee in the amount of 25 basis points (0.25%) of the Loan Amount;

(v) No Event of Default and no material Default shall exist; and

(vi) The Debt Service Coverage Ratio is not less than 1.50: 1.00 (and Borrower shall have delivered to the Agent a Certificate of Compliance so certifying). For the purposes of this calculation of Debt Service Coverage Ratio shall be based upon a pro forma projection of Net Operating Income for the next four (4) quarters based upon Tenants in occupancy and estimated annual operating expenses reasonably approved by Agent.

4.4	Prepayments.

Borrower shall have the right to make prepayments of the Loan, in whole or in part, at any time without prepayment penalty, upon not less than four (4) days’ prior written notice to Agent. No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment and an amount equal to all Breakage Costs and attorneys’ fees and disbursements incurred by Lender as a result of the prepayment.

4.5	Required Principal Payments.

All principal shall be paid on the Maturity Date.

4.6	Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than ten (10) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) of four percent (4%) per annum of said amount, which payment shall be in addition to all of Agent’s and Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date.

4.7	Funds for Payment.

All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loan and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

One Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s respective Commitment or, if less, the outstanding amount of all disbursements of the Loan made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of disbursements of the Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such disbursement or (as the case may be) the receipt of such payment. The outstanding amount of the Loan set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

All payments by the Borrower to Agent for the account of the Lenders or Agent hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.

ARTICLE 5

INTEREST

5.1	Interest Rate.

(a) The Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable. The Adjusted Base Rate shall be the “Applicable Rate”, except that the Adjusted LIBOR Rate shall be the “Applicable Rate” with respect to portions of the Loan as to which a LIBOR Rate Option is then in effect. For each disbursement of proceeds of the Loan, Borrower shall deliver to Agent irrevocable notice (which may be (A) verbal notice provided that Borrower delivers to Agent facsimile confirmation within twenty four (24) hours of such verbal notice or (B) electronic mail notice within twenty four (24) hours of such verbal notice) of the requested amount of such disbursement (x) if such disbursement is to bear interest at the Adjusted Base Rate, not later than 11:00 a.m. Cleveland time on the second Business Day prior to the desired date of disbursement and (y) if such disbursement is to bear interest at an Adjusted LIBOR Rate, not later than 11:00 a.m. Cleveland time on the third (3rd) Business Day prior to the desired date of disbursement. The Borrower promises to pay interest on the Loan in arrears on the first (1st) day of every calendar month in the amount of all interest accrued and unpaid on each Interest Payment Date.

(b) Provided that no Event of Default exists, Borrower shall have the option (the “LIBOR Rate Option”) to elect from time to time in the manner and subject to the conditions hereinafter set forth an Adjusted LIBOR Rate as the Applicable Rate for all or any portion of the Loan which would otherwise bear interest at the Adjusted Base Rate.

(c) The only manner in which Borrower may exercise the LIBOR Rate Option is by giving Agent irrevocable notice (which may be verbal notice provided that Borrower delivers to Agent facsimile confirmation in the form of Exhibit E attached hereto within twenty-four (24) hours) of such exercise not later than 11:00 a.m. Cleveland time on the third (3rd) LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Rate Interest Period, which written notice shall specify: (i) the portion of the Loan with respect to which Borrower is electing the LIBOR Rate Option, (ii) the LIBOR Business Day upon which the applicable LIBOR Rate Interest Period is to commence and (iii) the duration of the applicable LIBOR Rate Interest Period. The Applicable Rate for any portion of the Loan with respect to which Borrower has elected the LIBOR Rate Option shall revert to the Adjusted Base Rate as of the last day of the LIBOR Rate Interest Period applicable thereto (unless Borrower again exercises the LIBOR Rate Option for such portion of the Loan). Agent shall be under no duty to notify Borrower that the Applicable Rate on any portion of the Loan is about to revert from an Adjusted LIBOR Rate to the Adjusted Base Rate. The LIBOR Rate Option may be exercised by Borrower only with respect to any portion of the Loan equal to or in excess of $500,000. At no time may there be more than six (6) LIBOR Rate Interest Periods in effect with respect to the Loan. Notwithstanding the foregoing, if Borrower shall elect a LIBOR Rate Option, only so much of the outstanding principal amount of the Loan as would not become due and payable during the applicable LIBOR Rate Interest Period shall accrue interest at the Adjusted LIBOR Rate and the remaining principal balance shall accrue interest at the Adjusted Base Rate.

(d) If Agent determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that Dollar deposits in an amount approximately equal to the portion of the Loan for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Rate Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining a LIBOR Rate on such portion of the Loan or of funding the same for such LIBOR Rate Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Agent shall so notify Borrower and all portions of the Loan bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Rate Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Base Rate until such time as the situations described above are no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period.

(e) Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, (or a 365- or 366- day year, as applicable, in the case of the Adjusted Base Rate) including the first date of the applicable period to, but not including, the date of repayment. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

(f) Borrower shall pay all Breakage Costs incurred from time to time by Lender upon demand within fifteen (15) Business Days of receipt of written notice from Agent.

(g) If the introduction of or any change in any Law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loan or any portion thereof, or to fund the Loan or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the LIBOR Rate Option as contemplated by the Loan Documents, then (1) Agent shall notify Borrower that Lender is no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (2) the LIBOR Rate Option shall immediately terminate, (3) the Applicable Rate for any portion of the Loan for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Base Rate, and (4) Borrower shall pay to Agent the amount of Breakage Costs (if any) incurred by Lender in connection with such conversion. Thereafter, Borrower shall not be entitled to exercise the LIBOR Rate Option until such time as the situation described herein is no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a LIBOR Rate Interest Period.

(h) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantor, the Lender and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the

Obligations or otherwise, shall the interest contracted for, charged or received by the Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lender in excess of the maximum lawful amount, the interest payable to the Lender shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. The Borrower agrees to pay an effective rate of interest that is the sum of the applicable rate as stated in this Agreement plus any additional rate of interest resulting from any charges of interest or in the nature of interest paid or to be paid in connection with any of the Loan Documents. This Section shall control all agreements between or among the Borrower, the Guarantor, the Lender and the Agent.

5.2	[Intentionally Omitted.]

ARTICLE 6

COSTS OF MAINTAINING LOAN

6.1	Increased Costs and Capital Adequacy.

(a) Borrower recognizes that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrower agrees to pay Agent additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of:

(i) any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof) (provided, however, that Borrower shall not be charged again the Reserve Percentage already accounted for in the definition of the Adjusted LIBOR Rate), or (C) imposing on Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lender under the Loan Documents; or

(ii) the maintenance by a Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

(b) If the application of any Law, rule, regulation or guideline adopted or arising out of the report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then, from time to time Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction with respect to any portion of the Loan outstanding.

(c) Any amount payable by Borrower under subsection (a) or subsection (b) of this Section 6.1 shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Agent setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Agent shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Agent so to notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.

6.2	Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of Lender or any franchise tax imposed on Lender), duties or other charges from any payment due under the Notes to the maximum extent permitted by law, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE 7

LOAN EXPENSE AND ADVANCES

7.1	Loan and Administration Expenses.

Borrower unconditionally agrees to pay all expenses of the Loan, including all amounts payable pursuant to Sections 7.2, 7.3 and 7.4 and any and all other fees owing to Agent or Lender pursuant to the Loan Documents or any separate fee agreement, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policy, charges of the Title Insurer or other escrowee for administering disbursements, all fees and disbursements of Lender’s Consultant, all appraisal fees, insurance consultant’s fees, environmental consultant’s fees, travel related expenses and all costs and expenses incurred by Agent and Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Notes or any portion thereof is not paid in full when and as due, all costs and expenses of Agent and Lender (including, without limitation, court costs and counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Agent and Lender incurred (including court costs and counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless for, from and against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred in relation to any claim by broker, finder or similar person.

7.2	Fees.

The Borrower shall pay to KeyBank certain fees in connection with the Loan as provided pursuant to a separate fee letter dated November 8, 2007 between Borrower and KeyBank, which fees shall be fully earned and non-refundable when paid. All such fees shall be solely for the account of KeyBank as provided in such agreement.

7.3	[Intentionally Omitted.]

7.4	Agent’s Attorneys’ Fees and Disbursements.

Borrower agrees to pay Agent’s reasonable attorneys’ fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication, amendment, and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

7.5	Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred by Agent as of the date of this Agreement upon the execution and delivery of this Agreement. Borrower shall from time to time pay within fifteen (15) days of request, the reasonable fees and expenses of the Agent in connection with the satisfaction of the requirements to the Opening of the Loan. At the time of the Opening of the Loan, Lender may pay from the proceeds of the initial disbursement of the Loan all additional Loan expenses and all fees payable to Agent or Lender. Agent may require the payment of Agent’s outstanding fees and expenses as a condition to any disbursement of the Loan. Agent is hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of or to reimburse Agent for all Loan expenses and fees (whether or not, at such time, there may be any undisbursed amounts of the Loan allocated in the Budget for the same).

7.6	Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article 7 from time to time, and any amounts expended by Agent pursuant to Section 20.1(a), shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Notes and secured by the Mortgage and the other Loan Documents.

7.7	Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Agent may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Agent in so doing and shall constitute additional indebtedness evidenced by the Notes and secured by the Mortgage and the other Loan Documents and shall bear interest at the Default Rate.

ARTICLE 8

NON-CONSTRUCTION REQUIREMENTS PRECEDENT

TO THE OPENING OF THE LOAN

8.1	Non-Construction Conditions Precedent.

Borrower agrees that Lender’s obligation to open the Loan and thereafter to make further disbursements of proceeds thereof is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Agent in its reasonable discretion:

(a) Equity: Borrower shall have provided evidence reasonably satisfactory to Agent that Borrower’s cash equity invested in the Project is not less than the difference between the total Project cost as set forth in the Budget and the maximum Loan Amount; provided, however, in no event shall Borrower’s cash equity in the Project be less than thirty-five percent (35%) of the total cost of the Project as set out in the Budget approved by Agent hereunder. Borrower’s cash equity must be either (i) deposited with the Lender on or prior to the date of this Agreement and disbursed prior to the first disbursement of Loan proceeds or (ii) used to pay direct Project costs set forth in the Budget with evidence of payment delivered to Agent prior to the first disbursement of Loan proceeds.

(b) Intentionally Omitted;

(c) Intentionally Omitted;

(d) Intentionally Omitted;

(e) Title and Other Documents: Borrower shall have furnished to Agent the Title Policy, together with legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting the Project or the use thereof;

(f) Survey: Borrower shall have furnished to Agent a ALTA/ACSM “Class A” Land Title Survey of the Project reasonably satisfactory to Agent. Said survey shall be dated no earlier than ninety (90) days prior to the date of this Agreement. Such survey shall be sufficient to permit issuance of the Title Policy in the form required by this Agreement. Such survey shall include the legal description of the Land;

(g) Insurance Policies: Borrower shall have furnished to Agent not less than five (5) days prior to the date of this Agreement certificates evidencing that insurance coverages are in effect with respect to the Project and Borrower, in accordance with the Insurance Requirements attached hereto as Exhibit F, for which the premiums have been fully prepaid with endorsements satisfactory to Agent.

(h) Litigation: Borrower shall have furnished evidence that no litigation or proceedings shall be pending or threatened which could or might cause a Material Adverse Change with respect to Borrower, Guarantor, any Tenant or the Project;

(i) Utilities: Borrower shall have furnished to Agent (by way of utility letters or otherwise) evidence establishing to the satisfaction of Lender that the Project when constructed will have adequate water supply, storm and sanitary sewerage facilities, telephone, gas, electricity, fire and police protection, means of ingress and egress to and from the Project and public highways and any other required public utilities and that the Project is benefited by insured easements as may be required for any of the foregoing;

(j) Attorney Opinions: Borrower shall have furnished to Agent an opinion from counsel for Borrower and Guarantor covering due authorization, execution and delivery and enforceability of the Loan Documents and also containing such other legal opinions as Agent shall require;

(k) Appraisal: Agent shall have obtained an Appraisal and determined that the Loan Amount does not exceed fifty-five percent (55%) of the Appraised Value (based upon the Project’s stabilized value upon completion of construction), which Appraisal is satisfactory to Agent and the Lenders in all respects.

(l) Searches: Borrower shall have furnished to Agent current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(m) Financial Statements: Borrower shall have furnished to Agent current annual financial statements of Borrower, the Guarantor and such other persons or entities connected with the Loan as Agent may request, each in form and substance and certified by such individual as acceptable to Agent. Borrower and the Guarantor shall provide such other additional financial information Agent reasonably requires;

(n) Pro Forma Projection: Borrower shall have furnished to Agent a Pro Forma Projection covering the succeeding five year period;

(o) Management Agreements: Borrower shall have delivered to Agent executed copies of any leasing, management and development agreements entered into by Borrower in connection with the Construction and/or the operation of the Project;

(p) Flood Hazard: Agent has received evidence that the Project is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Agent in its sole discretion;

(q) Zoning: If the Title Policy does not include a zoning endorsement, Borrower shall have furnished to Agent a legal opinion or zoning letter as to compliance of the Project with zoning and similar laws;

(r) Organizational Documents: Borrower shall have furnished to Agent proof satisfactory to Agent of authority, formation, organization and good standing in the State of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the state of its incorporation or formation, of all corporate, partnership, trust and limited liability company entities (including Borrower and Guarantor) executing any Loan Documents, whether in their own name or on behalf of another entity. Borrower and Guarantor shall also provide certified resolutions in form and content satisfactory to Agent, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Agent may reasonably require to evidence the authority of the persons executing the Loan Documents;

(s) No Defaults: There shall be no uncured Default or Event of Default by Borrower hereunder;

(t) Easements: Borrower shall have furnished to Agent all easements reasonably required for the construction, maintenance or operation of the Project and such easements shall be insured by the Title Policy;

(u) Standard Form Tenant Lease. Borrower shall furnish Agent its standard form lease for tenant space contained within the Project.

(v) Additional Documents: Borrower shall have furnished to Agent such other materials, documents, papers or requirements regarding the Project, Borrower and Guarantor as Agent shall reasonably request.

ARTICLE 9

CONSTRUCTION REQUIREMENTS PRECEDENT

TO THE OPENING OF THE LOAN

9.1	Required Construction Documents.

Borrower shall cause to be furnished to Agent the following, in form and substance satisfactory to Agent and Lender’s Consultant in all respects, for Agent’s approval in its reasonable discretion prior to the Opening of the Loan:

(a) Fully executed copies of the following, each satisfactory to Agent and Lender’s Consultant in all respects: (i) a fixed or guaranteed maximum price General Contract; (ii) Major Subcontracts executed prior to the Opening of the Loan; and (iii) all contracts with architects and engineers;

(b) A schedule of values, including a trade payment breakdown, setting forth a description of all contracts let by Borrower and/or the General Contractors for the design, engineering, construction and equipping of the Improvements;

(c) An initial sworn statement of the General Contractor, approved by Borrower, Architect and Lender’s Consultant covering all work done and to be done, together with lien waivers covering all work and materials for which payments have been made by Borrower prior to the Loan Opening;

(d) Bonds in favor of Agent guaranteeing all of the obligations of such Major Subcontractors as are designated by Lender;

(e) Copies of each of the Required Permits, except for those Required Permits, approvals or licenses for operation of the Project which cannot be issued until completion of Construction, in which event such Required Permits will be obtained by Borrower on a timely basis in accordance with all recorded maps and conditions, and applicable building, land use, zoning and environmental codes, statutes and regulations and will be delivered to Agent at the earliest possible date. In all events the Required Permits to be delivered prior to the Opening of the Loan shall include full building permits.

(f) Full and complete detailed Plans and Specifications for the Improvements in duplicate, prepared by the Architect;

(g) The Construction Schedule;

(h) The Soil Report;

(i) The Environmental Report. The Environmental Report shall, at a minimum, (a) demonstrate the absence of any existing or potential Hazardous Substances contamination or violations of environmental Laws at the Project, except as acceptable to Agent in its sole and absolute discretion, (b) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Substances contamination at the Project, including the results of leak detection tests for each underground storage tank located at the Project, if any, (c) describe response actions appropriate to remedy any existing or potential Hazardous Substances contamination, and report the estimated cost of any such appropriate response, (d) confirm that any prior removal of Hazardous Substances or underground storage tanks from the Project was completed in accordance with applicable Laws, and (e) confirm whether or not the Land is located in a wetlands district;

(j) A report from Lender’s Consultant which contains an analysis of the Plans and Specifications, the Budget, the Construction Schedule, the General Contract, all subcontracts then existing and the Soil Report. Such report shall be solely for the benefit of Agent and each Lender and contain (i) an analysis satisfactory to Agent demonstrating the adequacy of the Budget to complete the Project and (ii) a confirmation that the Construction Schedule is realistic;

(k) The Architect’s Certificate in favor of Agent, executed by the Architect;

(l) The Engineer’s Certificate in favor of Agent, executed by the Engineer;

(m) Written agreements from such holders of easements or rights of way as Agent may require whose easements or rights of way will be encroached upon by the Construction confirming that said holders consent to the moving of the easement or right of way to a location where it will not be encroached upon by the Construction;

(n) Certification from an engineer or other professional acceptable to Agent in a form acceptable to Agent confirming that any wetlands located on the Land will not preclude the development of the Project; and

(o) Such other papers, materials and documents as Agent may require with respect to the Construction.

ARTICLE 10

BUDGET AND CONTINGENCY FUND

10.1	Budget.

Disbursement of the Loan shall be governed by the Budget for the Project, in form and substance acceptable to Agent in Agent’s reasonable discretion. The Budget shall specify the amount of cash equity invested in the Project, and all costs and expenses of every kind and nature whatever to be incurred by Borrower in connection with the Project. The Budget shall include, in addition to the Budget Line Items described in Section 10.2 below, the Contingency Fund described in Section 10.3 below, and amounts satisfactory to Agent for soft costs and other reserves acceptable to Agent. The initial Budget is attached hereto as Exhibit H and made a part hereof. All changes to the Budget shall in all respects be subject to the prior written approval of Agent.

10.2	Budget Line Items.

The Budget shall include as line items (“Budget Line Items”), to the extent determined to be applicable by Agent in its reasonable discretion, the cost of all labor, materials, equipment, fixtures and furnishings needed for the completion of the Construction, and all other costs, fees and expenses relating in any way whatsoever to the Construction of the Improvements, leasing commissions, tenant improvements and tenant allowances, operating deficits, real estate taxes, and all other sums due in connection with Construction and operation of the Project, the Loan, and this Agreement. Borrower agrees that all Loan proceeds disbursed by Agent shall be used only for the Budget Line Items for which such proceeds were disbursed.

Borrower shall have the right to reallocate cost savings effected by final change order or other appropriate final documentation to other Budget Line Items subject to Agent’s prior written consent not to be unreasonably withheld.

Lender shall not be obligated to disburse any amount for any category of costs set forth as a Budget Line Item which is greater than the amount set forth for such category in the applicable Budget Line Item. Borrower shall pay as they become due all amounts set forth in the Budget with respect to costs to be paid for by Borrower.

10.3	Contingency Fund.

The Budget shall contain a Budget Line Item designated for the Contingency Fund. Borrower may from time to time request that the Contingency Fund be reallocated to pay needed costs of the Project. Such requests shall be subject to Agent’s written approval in its reasonable discretion.

Borrower agrees that the decision with respect to utilizing portions of the Contingency Fund in order to keep the Loan “In Balance” shall be made by Agent in its reasonable discretion, and that Agent may require Borrower to make a Deficiency Deposit even if funds remain in the Contingency Fund.

10.4	Optional Method for Payment of Interest.

For Borrower’s benefit, the Budget includes a Budget Line Item for interest payments on the Loan. Borrower hereby authorizes Agent from time to time, for the mutual convenience of Lender and Borrower, to disburse Loan proceeds to pay all the then accrued interest on the Notes, regardless of whether Borrower shall have specifically requested a disbursement of such amount. Any such disbursement, if made, shall be added to the outstanding principal balance of the Notes and shall, when disbursed, bear interest at the Applicable Rate. The authorization hereby granted, however, shall not obligate Agent to make disbursements of the Loan for interest payments (except upon Borrower’s qualifying for and requesting disbursement of that portion of the proceeds of the Loan allocated for such purposes in the Budget) nor prevent Borrower from paying accrued interest from its own funds. Once the Project begins to generate Net Operating Income, Borrower may only borrow from the Loan interest in excess of the Net Operating Income so generated.

ARTICLE 11

SUFFICIENCY OF LOAN

11.1	Loan In Balance.

Anything contained in this Agreement to the contrary notwithstanding, it is expressly understood and agreed that in Agent’s reasonable discretion the Loan shall at all times be “In Balance”, on a Budget Line Item and an aggregate basis. A Budget Line Item shall be deemed to be “In Balance” only if Agent in its reasonable discretion determines that the amount of such Budget Line Item is sufficient for its intended purpose. The Loan shall be deemed to be “In Balance” in the aggregate only when the total of the undisbursed portion of the Loan less the Contingency Fund (subject to Borrower’s reallocation rights under Section 10.3), equals or exceeds the aggregate of (a) the costs required to complete the construction of the Project in accordance with the Plans and Specifications and the Budget; (b) the amounts to be paid as retainages to persons who have supplied labor or materials to the Project; (c) the amount in excess of the projected Net Operating Income required to pay interest on the Loan through the Maturity Date; and (d) all other hard and soft costs not yet paid for in connection with the Project, as such costs and amounts described in clauses (a), (b), (c) and (d) may be estimated and/or approved in writing by Agent from time to time. Borrower agrees that if for any reason, in Agent’s reasonable discretion, the amount of such undistributed Loan proceeds shall at any time be or become insufficient for such purpose regardless of how such condition may be caused, Borrower will, within ten (10) days after written request by Agent, deposit the deficiency with Agent (“Deficiency Deposit”). The Deficiency Deposit shall first be exhausted before any further disbursement of Loan proceeds shall be made. Lender shall not be obligated to make any Loan disbursements if and for as long as the Loan is not “In Balance”.

ARTICLE 12

CONSTRUCTION PAYOUT REQUIREMENTS

12.1	Applicability of Sections.

The provisions contained in this Article 12 shall apply to the Opening of the Loan and to all disbursements of proceeds during Construction.

12.2	Monthly Payouts.

After the Opening of the Loan, further disbursements shall be made during Construction from time to time as the Construction progresses, but no more frequently than once in each calendar month. Lender’s Consultant shall monitor construction of the Project and may visit the Project at least one (1) time each month, and shall certify as to amounts of construction costs for all requested fundings. At Agent’s option after the occurrence of an Event of Default, or any time if the Title Company shall so require, disbursements may be made by Agent into an escrow and subsequently disbursed to Borrower by the Title Insurer. If such option is exercised, those Loan proceeds shall be deemed to be disbursed to Borrower from the date of deposit into that escrow and interest shall accrue on those proceeds from that date, regardless of the date such proceeds are released by the Title Insurer.

12.3	Documents to be Furnished for Each Disbursement.

As a condition precedent to each disbursement of the Loan proceeds (including the initial disbursement at the Opening of the Loan), Borrower shall furnish or cause to be furnished to Agent the following documents covering each disbursement, in form and substance satisfactory to Agent:

(a) A completed Borrower’s Certificate in the form of Exhibit I attached hereto and made a part hereof and a completed Soft and Hard Cost Requisition Form in the form of Exhibit J attached hereto and made a part hereof, each executed by the Authorized Representative;

(b) A completed standard AIA Form G702 and Form G703 signed by the General Contractor and the Project Architect, together with General Contractor’s sworn statements and unconditional waivers of lien, and all subcontractors’, material suppliers’ and laborers’ unconditional waivers of lien, covering all work, to be paid with the proceeds of the prior draw requests and conditional waivers of lien covering all work to be paid with the proceeds of the current draw request, together with such invoices, contracts or other supporting data as Agent may require to evidence that all costs for which disbursement is sought have been incurred;

(c) Paid invoices of $10,000 or greater together with an invoice register on a line-by-line basis, or other evidence satisfactory to Agent that fixtures and equipment, if any, have been paid for and are free of any lien or security interest therein;

(d) An endorsement to the Title Policy issued to Agent covering the date of disbursement, increasing the coverage under the Title Policy to the amount of the Loan that has been advanced, and showing the Mortgage as a first, prior and paramount lien on the Project subject only to the Permitted Exceptions and real estate taxes that have accrued but are not yet due and payable and particularly that nothing has intervened to affect the validity or priority of the Mortgage;

(e) Copies of any proposed or executed Change Orders on standard AIA G701 form, which have not been previously furnished to Agent;

(f) Copies of all Major Subcontracts which have been executed since the last disbursement, together with any Bonds obtained or required to be obtained with respect thereto;

(g) All Required Permits and all other Governmental Approvals then needed in connection with the Project;

(h) An updated spreadsheet in form and substance reasonably satisfactory to Agent summarizing the status of completion of the Project, the comparison of the Budget and costs incurred to date by line item, comparison of actual status of construction to the Construction Schedule, the amount of equity and proceeds of the Loan funded for construction of the Project, and certifying that Borrower is in compliance with the terms of the General Contract;

(i) Such other instruments, documents and information as Agent or the Title Insurer may reasonably request;

(j) At the option of the Agent, inspection of work in place.

(k) An updated Survey if reasonably required by the Title Insurance Company or the Agent if the Agent shall reasonably believe that there exists any encroachment, any matter which might materially and adversely affect title to the Project, or any material deviation from the Plans and Specifications, which in each case would be reflected in an updated Survey, in which event additional updated Surveys may be required by the Agent; and

(l) At the option of Agent, an amendment to the Security Documents which specifically identifies any furniture, fixtures or equipment purchased by Borrower for use in connection with the Project.

Disbursements shall be made approximately ten (10) business days after receipt of all information required by Lender to approve the requested disbursements.

12.4	Retainages.

If payments to any subcontractors are subject to retainages at the time of said disbursement, then, at the time of each disbursement of Loan proceeds, Agent may elect to withhold from the amount disbursed to such subcontractor an amount equal to the retainage amount then being withheld from the subcontractor, as reflected on the Subcontractor Retainage List (as the same may be supplemented, modified and amended with the approval of Agent, such approval not to be unreasonably withheld, conditioned or delayed) attached to General Contract. The retained Loan amounts for the Construction costs will be disbursed in accordance with the terms of the General Contract and the Loan Agreement. The retained Loan amounts for the Construction costs will be disbursed only at the time of the final disbursement of Loan proceeds under Article 13 below; provided, however, upon the satisfactory completion of one hundred percent (100%) of the work with respect to any trade (including any trade performed by the General Contractors) or the delivery of all materials pursuant to a purchase order in accordance with the Plans and Specifications as certified by the Architect and the Lender’s Consultant, Agent shall disburse to Borrower as part of the monthly payouts of the Loan retainages with respect to such trade or order, as the case may be, upon the Lender’s Consultant’s approval of all work and materials and Agent’s receipt of a final waiver of lien with respect to such completed work or delivered materials.

12.5	Disbursements for Materials Stored On-Site.

Any requests for disbursements which in whole or in part relate to materials, equipment or furnishings which Borrower owns and which are not incorporated into the Improvements as of the date of the request for disbursement, but are to be temporarily stored at the Project, shall be made in an aggregate amount not to exceed $10,000,000. Any such request must be accompanied by evidence satisfactory to Agent that (i) such stored materials are included within the coverages of insurance policies carried by Borrower, (ii) the ownership of such materials is vested in Borrower free of any liens and claims of third parties, (iii) such materials are properly insured and protected against theft or damage, (iv) the materials used in the Construction are not commodity items but are uniquely fabricated for the Construction, (v) the Lender’s Consultant has viewed and inspected the stored materials, and (vi) in the opinion of the Lender’s Consultant the stored materials are physically secured and can be incorporated into the Project within forty five (45) days. Agent may require separate Uniform Commercial Code financing statements to cover any such stored materials.

12.6	Disbursements for Offsite Materials.

Agent may in its sole discretion, but shall not be obligated to, approve disbursements for materials stored off-site, in which event all of the requirements of Section 12.5 shall be applicable to such disbursement as well as any other requirements which Agent may, in its sole discretion, determine are appropriate under the circumstances. Off-Site Materials shall not include equipment and materials installed pursuant to the Power Agreements. Notwithstanding the foregoing, provided that Agent shall have received satisfactory evidence that the following are true: (i) all of the requirements of Section 12.5 (other than (v) and (vi)) are met; (ii) the Off-Site Materials are finished components, ready for installation, and appropriate for purchase during the current stage of construction; (iii) the Off-Site Materials are suitably segregated and marked as owned by Borrower and designated for the Project; (iv) if requested by Agent, the Lender’s Consultant shall have the opportunity to view and inspect the Off-Site Materials; and (v) the aggregate outstanding amount of Off-Site Materials for which payment has been made shall not exceed $5,000,000 (it being understood that Agent shall not unreasonably withhold its consent to Borrower exceeding such $5,000,000 cap), Agent shall approve disbursements for such Off-Site Materials.

12.7	Intentionally Omitted.

ARTICLE 13

FINAL DISBURSEMENT FOR CONSTRUCTION

13.1	Final Disbursement for Construction.

Lender will advance to Borrower the final disbursement for the cost of the Construction (including retainages) when the following conditions have been complied with, provided that all other conditions in this Agreement for disbursements have been complied with:

(a) The Improvements have been fully completed and equipped in accordance with the Plans and Specifications free and clear of mechanics’ liens and security interests and are ready for occupancy;

(b) Borrower shall have furnished to Agent “all risks” casualty insurance in form and amount and with companies satisfactory to Agent in accordance with the requirements contained herein;

(c) Borrower shall have furnished to Agent copies of all licenses and permits required by any Governmental Authority having jurisdiction for the occupancy of the Improvements and the operation thereof, including (i) a base building certificate of occupancy from the municipality in which the Project is located, or a letter from the appropriate Governmental Authority (or other evidence reasonably satisfactory to Agent) that no such certificate is issued; and (ii) any environmental or air emission permits;

(d) Borrower shall have furnished to Agent evidence that at least 18.2 megawatts of critical load power are available for use by Tenants of the Project;

(e) Borrower shall have furnished an as-built plat of survey covering the completed Improvements reasonably satisfactory to Agent;

(f) All fixtures, furnishings, furniture, equipment and other property required for the operation of the Project shall have been installed free and clear of all liens and security interests, except in favor of Agent;

(g) A final affidavit from the General Contractors; and final lien releases or waivers (substantially in a form approved by Agent) by the Architect, and all contractors, subcontractors, materialmen, and other parties who have supplied labor, materials, or services for the construction of the Improvements, or who otherwise might be entitled to claim contractual, statutory or constitutional lien again the Land in accordance with the mechanic’s lien law of the State or as otherwise established by Agent;

(h) Borrower shall have furnished to Agent a certificate from the Architect or other evidence satisfactory to Agent dated at or about the Completion Date stating that (i) the Improvements have been substantially completed in accordance with the Plans and Specifications, and (ii) the Improvements as so completed comply with all applicable Laws; and

(i) Agent shall have received a certificate from the Lender’s Consultant for the sole benefit of Agent and Lender that the Improvements have been satisfactorily completed in accordance with the Plans and Specifications.

If Borrower fails to comply with and satisfy any of the final disbursement conditions contained in this Section 13.1 within one hundred twenty (120) days after the Completion Date, such failure shall constitute an Event of Default hereunder.

ARTICLE 14

RESERVED

ARTICLE 15

OTHER COVENANTS

15.1	Borrower further covenants and agrees as follows:

(a) Opening of Loan on or Prior to Loan Opening Date. All conditions precedent to the Opening of the Loan shall be complied with on or prior to the date of this Agreement. If Borrower has not satisfied all conditions precedent to, and otherwise qualified for, the Opening of the Loan on or before said date Agent may (and at the request of the Required Lenders shall) terminate Lender’s obligation to fund the Loan by written notice to Borrower.

(b) Construction of Improvements. The Improvements shall be constructed and fully equipped in a good and workmanlike manner with materials of high quality, strictly in accordance with the Plans and Specifications (or in accordance with any changes therein that may be approved in writing by Agent or as to which Agent’s approval is not required), and such construction and equipping will be prosecuted with due diligence and continuity in accordance with the Construction Schedule and fully completed not later than the Completion Date. The Completion Date shall be extended in writing by Agent by the number of days resulting from any Unavoidable Delay in the construction of the Project, (but under no circumstances shall Lender be obligated to extend the Completion Date beyond August 31, 2008, provided that Agent shall not be obligated to grant any such extension unless (a) Borrower gives notice of such delay to Lender within ten (10) days of learning of the event resulting in such delay, (b) after giving effect to the consequences of such delay, the Loan shall remain “In Balance,” and (c) such delay is permitted under each of the Leases, or Borrower obtains a written extension from each Tenant whose Lease does not permit such delay.

(c) Changes in Plans and Specifications. No changes will be made in the Plans and Specifications without the prior written approval of Agent; provided, however, that Borrower may make changes to the Plans and Specifications without Agent’s approval if (i) Borrower notifies Agent in writing of such change within seven (7) days thereafter; (ii) Borrower obtains the approval of all parties whose approval is required, including any Tenants under Leases, sureties, and any Governmental Authority to the extent approval from such parties is required; (iii) the structural integrity of the Improvements is not impaired; (iv) no material change in architectural appearance is effected; (v) the performance of the mechanical, electrical, and life safety systems of the Improvements is not adversely affected; (vi) the cost of or reduction resulting from such change (x) does not exceed $2,000,000 and (y) when added to all other changes which have not been approved by Agent in writing, the resulting aggregate cost or does not exceed $5,000,000. Changes in the scope of construction work or to any construction related contract must be documented with a change order on the AIA Form G701 or equivalent form.

(d) Inspection by Lender. Borrower will cooperate with Agent in arranging for inspections by representatives of Agent of the progress of the Construction from time to time including an examination of (i) the Improvements, (ii) all materials to be used in the Construction, (iii) all plans and shop drawings which are or may be kept at the construction site, (iv) any contracts, bills of sale, statements, receipts or vouchers in connection with the Improvements, (v) all work done, labor performed, materials furnished in and about the Improvements, (vi) all books, contracts and records with respect to the Improvements, and (vii) any other documents relating to the Improvements or the Construction. Borrower shall cooperate with Lender’s Consultant to enable him to perform his functions hereunder. The Borrower shall permit the Lender, through the Agent or any representative designated by the Agent, and the Lender’s Consultant, at the Borrower’s expense, to visit and inspect the Project and all materials to be used in the construction thereof and will cooperate with the Agent and the Construction Inspector during such inspections (including making available working drawings of the Plans and Specifications); provided that this provision shall not be deemed to impose on the Lender, the Agent or the Lender’s Consultant any obligation to undertake such inspections. Borrower shall, upon Agent’s or Lender’s Consultant’s request, correct any defect in the Construction or any failure of the Construction to comply with the Plans and Specifications.

(e) Mechanics’ Liens and Contest Thereof. Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Project or any funds due to the General Contractor, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim provided that Borrower posts a statutory lien bond which removes such lien from title to the Project within twenty-five (25) days of written notice by Agent to Borrower of the existence of the lien. Lender will not be required to make any further disbursements of the proceeds of the Loan until any mechanics’ lien claims have been removed as required by this Agreement and Lender may, at its option, restrict disbursements to reserve sufficient sums to pay 150% of any such lien.

(f) Settlement of Mechanics’ Lien Claims. If Borrower shall fail promptly either (i) to discharge any such lien, or (ii) post a statutory lien bond in the manner provided in Section 15.1(e) Agent may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurer, and any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder. In settling, compromising or discharging any claims for lien, Agent shall not be required to inquire into the validity or amount of any such claim.

(g) Renewal of Insurance. Borrower shall cause insurance policies to be maintained in compliance with Exhibit F at all times. Borrower shall timely pay all premiums on all insurance policies required hereunder, and as and when additional insurance is required, from time to time, during the progress of Construction, and as and when any policies of insurance may expire, furnish to Agent, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Agent in accordance with Section 8.1(g).

(h) Payment of Taxes. Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Project before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (ii) Borrower has notified Agent of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited security in form and amount satisfactory to Agent, in its sole discretion, and has increased the amount of such security so deposited promptly after Agent’s request therefor. If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Agent for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Agent may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Agent shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Notes). Borrower shall furnish to Agent evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

(i) Escrow Accounts. Borrower shall, following the occurrence of any Event of Default, make insurance and tax escrow deposits, in amounts reasonably determined by Agent from time to time as being needed to pay taxes and insurance premiums when due, in an interest bearing escrow account held by Agent in Agent’s name and under its sole dominion and control. All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Loan. Notwithstanding Agent’s holding of the escrow account, nothing herein shall obligate Agent or any Lender to pay any insurance premiums or real property taxes with respect to any portion of the Project unless the Event of Default has been cured to the satisfaction of Lender. If the Event of Default has been satisfactorily cured, Agent shall make available to Borrower such funds as may be deposited in the escrow account from time to time for Borrower’s payment of insurance premiums or real property taxes due with respect to the Project.

(j) Personal Property. Except as permitted under Section 12.6, all of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the Construction or the operation of the Project shall always be located at the Project and shall be kept free and clear of all liens, encumbrances and security interests.

(k) Leasing Restrictions. The Borrower will give notice to the Agent of any proposed new Lease at the Project for the lease of space therein and shall provide to the Agent a copy of the proposed Lease, or any proposed Lease modification or amendment, and any and all agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Lease and such other information as the Agent may reasonably request. The Borrower will not lease all or any portion of the Project or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any now existing or future Lease without the prior written consent of the Agent not to be unreasonably withheld, conditioned or delayed; provided, however, that without the prior written approval of Agent, the Borrower may (i) enter into an Approved Lease; provided further, however, that without the prior written approval of Agent, the Borrower may amend, supplement or otherwise modify any Lease so long as such modifications (x) do not negatively impact the economic terms of the Lease, or (y) impose any additional obligations on Borrower under the Lease. Notwithstanding anything in this Agreement to the contrary, Borrower may enter into Leases that do not meet part (iv) of the criteria of an Approved Lease without the prior written approval of Agent provided that such Leases are consistent with sound leasing and management practices for similar properties, and such Leases do not in the aggregate involve more than 3.64 megawatts of critical load power. If Borrower submits to Agent a written request for approval with respect to a proposed Lease and Agent fails to approve or disapprove any such action within ten (10) days after Agent receives from Borrower such request together with a copy of the final version of such proposed Lease, such action shall be deemed approved, provided that Agent will only be deemed to have given such approval if, and only if, such request includes all of the supporting documentation reasonably necessary for Agent to make a decision regarding such request, as determined by Agent, and includes the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN TEN (10) DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

Borrower shall provide Agent with a copy of the fully executed original of all Leases promptly following their execution. At Agent’s request, Borrower shall cause all Tenants to execute Subordination, Non-Disturbance and Attornment Agreements reasonably satisfactory to Agent. Agent reserves the right to subordinate the Mortgage to any Lease. At Borrower’s request, Agent shall execute Subordination, Non-Disturbance and Attornment Agreements reasonably satisfactory to Agent.

(l) Defaults Under Leases. Borrower will not suffer or permit any breach or default to occur in any of the Borrower’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement of any Lease including those with respect to any time limitation within which any of Borrower’s work is to be done or the space is to be available for occupancy by the lessee. Borrower shall notify Agent promptly in writing in the event a Tenant commits a material default under a Lease.

(m) Lender’s Attorneys’ Fees for Enforcement of Agreement. In case of any default or Event of Default hereunder, Borrower (in addition to Lender’s and Agent’s attorneys’ fees, if any, to be paid pursuant to Section 7.3) will pay Agent’s and Lender’s reasonable attorneys’ and paralegal fees (including, without limitation, any reasonable attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Agent or Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Project, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Project, or to attempt to enforce any security interest or lien in any portion of the Project, or to enforce any rights of Agent and Lender or Borrower’s obligations hereunder, then in any of such events all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including reasonable fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Agent and Lender, payable on demand.

(n) Appraisals. Agent shall have the right to obtain a new or updated Appraisal of the Project from time to time. Borrower shall cooperate with Agent in this regard. If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Agent’s request. If the Appraisal is obtained for any other reason, Lender shall bear the costs of any such Appraisal.

(o) Furnishing Information.

(i) Borrower shall deliver or cause to be delivered to Agent with respect to Borrower and Guarantor quarterly financial statements within sixty (60) days after the end of each calendar quarter and an annual financial statement within one hundred twenty (120) days after the end of each calendar year. All such financial statements shall be in a format approved in writing by Agent in Agent’s sole discretion, include a consolidated balance sheet, income statement and statement of cash flows and, with respect to annual financial statements, be certified by a certified public accountant reasonably acceptable to Lender in format acceptable to Agent. Each financial statement shall be certified as true, complete and correct by its preparer and by the chief financial officer or chief accounting officer of Guarantor, or as to the annual statements of Guarantor, shall be audited and accompanied by an unqualified opinion of such accountant acceptable to the Agent.

(ii) Borrower shall deliver to Agent with respect to Borrower and Guarantor annual Federal Income Tax Returns within ten (10) days after timely filing if requested by Agent. In addition, thirty (30) days prior to the opening of the Project and thereafter not later than sixty (60) days before the end of each fiscal year of Borrower, Borrower shall deliver to Agent the Project’s updated annual operating budget for the following fiscal year.

(iii) After completion of the Project, together with delivery of financial statements referred to in subsection 15.1(o)(i) above, Borrower shall deliver to Agent: (i) monthly unaudited operating cash flow statements for the Project, certified as true, complete and correct by Borrower showing actual sources and uses of cash during the preceding month, and (ii) a current rent roll and a summary of all leasing activity then taking place with respect to the Project, particularly describing the status of all leasing activity then taking place with respect to the Project, if any.

(iv) Guarantor shall be required to deliver such compliance certificates as are required pursuant to the Revolving Credit Agreement within the time frames required thereunder. Promptly after the filing thereof, Guarantor shall deliver to Agent copies of all regular, periodic and special reports, and registration statements that Guarantor files with the Securities and Exchange Commission or any governmental authority substituted therefor, or with any national securities exchange if requested by Agent. The compliance certificate shall be accompanied by copies of the statements of Funds from Operations for such calendar quarter for the Project, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or chief accounting officer of Guarantor that the information contained in such statement fairly presents the Funds from Operations for such periods.

(v) Borrower and the Guarantor shall provide such additional financial information as Agent reasonably requires. Borrower shall during regular business hours permit Agent or any of its agents or representatives to have access to and examine all of its books and records regarding the development and operation of the Project.

(p) Sign and Publicity. Upon Lender’s request, Borrower shall promptly erect a sign approved in advance by Agent in a conspicuous location on the Project during the Construction indicating that the financing for the Project is provided by Lender. Agent and Lender reserve the right to publicize the making of the Loan.

(q) Lost Note. Upon any Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if any Note is mutilated, destroyed, lost or stolen, deliver to such Lender, in substitution therefor, a new note containing the same terms and conditions as such Note.

(r) Indemnification. Borrower shall indemnify Agent and each Lender, including each party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the Construction; (ii) the operation or maintenance of the Project; (iii) any breach of representation or warranty, default or Event of Default; or (iv) any other matter arising in connection with the Loan, Borrower, Guarantor, any Tenant, or the Project. No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of such indemnified matters incurred by the Indemnified Parties. The foregoing indemnification shall survive repayment of the Loan and shall continue to benefit each Lender following any assignment of the Loan with respect to matters arising or accruing prior to such assignment.

(s) No Additional Debt. Except for the Loan, Borrower shall not incur any indebtedness (whether personal or nonrecourse, secured or unsecured) other than customary trade payables paid within ninety (90) days after they are incurred.

(t) Compliance With Laws. Borrower shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or the Project including, without limitation, all licenses and permits required by applicable laws and regulations for the conduct of its business or the development, ownership, use or operation of the Project.

(u) Organizational Documents. Borrower shall not, without the prior written consent of Agent, permit or suffer (i) a material amendment or modification of its organizational documents, (ii) the admission of any new member, partner or shareholder, or (iii) any dissolution or termination of its existence.

(v) Furnishing Reports. Upon Agent’s request, Borrower shall provide Agent with copies of all inspections, reports, test results and other information received by Borrower, which in any way relate to the Project or any part thereof.

(w) Management Contracts. Borrower shall not enter into, modify, amend, terminate or cancel any management contracts for the Project or agreements with agents or brokers, without the prior written approval of Agent, which approval shall not be unreasonably withheld.

(x) Furnishing Notices. Borrower shall provide Agent with copies of all material notices pertaining to the Project received by Borrower from any Tenant, Guarantor, Governmental Authority or insurance company within ten (10) days after such notice is received.

(y) Construction Contracts. Borrower shall not enter into, modify, amend, terminate or cancel any contracts for the Construction, without the prior written approval of Agent, which approval shall not be unreasonably withheld. Borrower will furnish Agent promptly after execution thereof executed copies of all contracts between Borrower, architects, engineers and contractors and all subcontracts between the General Contractor or contractors and all of their subcontractors and suppliers, which contracts and subcontracts may not have been furnished pursuant to Section 9.1(a) at the time of the Opening of the Loan.

(z) Correction of Defects. Within five (5) business days after Borrower acquires knowledge of or receives notice of a defect in the Improvements or any departure from the Plans and Specifications, or any other requirement of this Agreement, Borrower will proceed with diligence to correct all such defects and departures.

(aa) Hold Disbursements in Trust. Borrower shall receive and hold in trust for the sole benefit of Lender (and not for the benefit of any other person, including, but not limited to, contractors or any subcontractors) all advances made hereunder directly to Borrower, for the purpose of paying costs of the Construction in accordance with the Budget. Borrower shall use the proceeds of the Loan solely for the payment of costs as specified in the Budget. Borrower will pay all other costs, expenses and fees relating to the acquisition, equipping, use and operation of the Project.

(bb) [Intentionally Omitted].

(cc) Alterations. Without the prior written consent of Agent, Borrower shall not make any material alterations to the Project (other than completion of the Construction in accordance with the Plans and Specifications, as modified in accordance with Section 15.1(c)).

(dd) Cash Distributions. Borrower shall not make any distributions to partners, members or shareholders, provided that after completion of Construction and achievement of breakeven operations Borrower may distribute Net Operating Income not needed to pay amounts payable under the Loan Documents, or other operating expenses so long as no Event of Default exists or would arise as a result thereof.

(ee) Compliance. The Borrower shall comply with all agreements and instruments to which it is a party, or by which it or any of its properties may be bound.

(ff) Notices.

(i) Notice of Litigation and Judgments. The Borrower and the Guarantor will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Project or affecting a Borrower or Guarantor or to which any of such Persons is to become a party involving an uninsured claim against any of such Persons that could reasonably be expected to have a materially adverse effect on such Person and stating the nature and status of such litigation or proceedings; and

(ii) Defaults. The Borrower and the Guarantor will promptly notify the Agent in writing of the occurrence of any Default or Event of Default, specifying the nature and existence of such Default or Event of Default and what action the Borrower is taking or propose to take with respect thereto.

(gg) Registered Servicemark. The Project shall not be owned or operated by the Borrower under any registered or protected trademark, tradename, servicemark or logo.

(hh) Restrictions on Easements, Covenants and Restrictions. After the date of this Agreement, the Borrower will not create or suffer to be created or to exist any easement, right of way, restriction, covenant, condition, license or other right in favor of any Person which affects or might affect title to the Project or the use and occupancy of the Project or any part thereof without (i) submitting to the Agent the proposed instrument creating such easement, right of way, covenant, condition, license or other right, accompanied by a survey showing the exact proposed location thereof and such other information as the Agent may reasonably request, and (ii) obtaining the prior approval of the Agent, which approval shall not be unreasonably withheld.

(ii) REIT Status. Borrower shall cause REIT to at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status. Borrower shall cause the common stock of REIT to at all times be listed for trading and be traded on the New York Stock Exchange, unless otherwise consented to by the Required Lenders.

(jj) Merger. Borrower will not, nor will REIT, Guarantor or any of their respective Subsidiaries, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Guarantor (other than Borrower or its member) with and into Guarantor (it being understood and agreed that in any such event Guarantor will be the surviving Person) and (ii) the merger or consolidation of two or more Subsidiaries of Guarantor; provided that no such merger or consolidation shall involve Borrower or its member.

(kk) Asset Sales. Neither the Borrower, Guarantor nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any material asset in one transaction or a series of transactions (other than internal transfers between REIT, the Guarantor and its subsidiaries) during any four (4) consecutive fiscal quarters in excess of an amount equal to thirty-five percent (35%) of Gross Asset Value as calculated on the most recent Compliance Certificate (as defined in the Revolving Credit Agreement) delivered pursuant to the Revolving Credit Agreement, except as the result of a condemnation or casualty and except for the granting of Permitted Liens, as applicable, without the prior written consent of Agent and the Required Lenders.

(ll) Compliance with Environmental Laws.

(i) The Borrower will not, nor will it permit any of any other Person to, do any of the following: (a) use any of the Project or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating large-scale data centers and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located at the Project any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances at the Project except in full compliance with Environmental Laws, (d) conduct any activity at the Project or use the Project in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Project or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws).

The Borrower shall:

(A) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of at the Project in violation of applicable Environmental Laws; and

(B) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on the Project (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of the Project by the Borrower), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Project in full compliance with all applicable Environmental Laws; provided, that the Borrower shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Agent and no action shall have been commenced by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(ii) At any time after an Event of Default shall have occurred hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of the Project prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (a) whether any Hazardous Substances are present in the soil or water at or adjacent to the Project and (b) whether the use and operation of the Project complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable and objective grounds to believe that (i) a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to the Project, or (ii) the Project is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of the Project prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (a) whether any Hazardous Substances are present in the soil or water at or adjacent to the Project and

(b) whether the use and operation of the Project comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of the Project including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of the Project and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §15.1(ll) shall be at the sole cost and expense of the Borrower.

(mm) Additional Covenants with Respect to Operations. Notwithstanding anything in this Agreement to the contrary, Borrower represents, warrants and covenants as of the date hereof and until such time as the Obligations are paid in full that Borrower:

(i) does not own and will not own any asset other than the Project, and such incidental personal property as such Borrower considers necessary, advisable, convenient or appropriate in connection with the ownership of such assets; and

(ii) is not engaged and will not engage in any business other than the ownership and operation and sale of its assets described in (mm)(i).

(nn) Management. The Borrower shall not enter into any Management Agreement relating to all or any portion of the Collateral without the prior written consent of the Agent, such consent not to be unreasonably withheld. Any such consent shall be conditioned upon the delivery to Agent for the benefit of the Lenders of an assignment of the Management Agreement and a subordination of such Management Agreement to the Loan Documents.

(oo) Power Agreements. The Borrower shall not create, modify, amend, cancel or terminate any of the Power Agreements without the consent of Agent, which consent shall not be unreasonably withheld.

(pp) Subsidiaries. The Borrower shall not have any Subsidiaries without the prior written consent of Agent.

15.2	Authorized Representative.

Borrower hereby appoints the Authorized Representative for purposes of dealing with Agent and Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take another action on behalf of Borrower. All actions by the Authorized Representative shall be final and binding on Borrower. Agent and Lender may rely on the authority given to the Authorized Representative until actual receipt by Agent of a duly authorized resolution substituting a different person as the Authorized Representative. No more than one person shall serve as Authorized Representative at any given time.

ARTICLE 16

CASUALTIES AND CONDEMNATION

16.1	Agent’s Election to Apply Proceeds on Indebtedness.

(a) Subject to the provisions of Section 16.1(b) below, Agent may elect to collect, retain and apply upon the indebtedness of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges. Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Agent to Borrower.

(b) Borrower hereby irrevocably authorizes and empowers Agent, at Agent’s option and in Agent’s sole discretion, as attorney in fact for Borrower, to make proof of such loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Agent’s expenses incurred in the collection of such proceeds. Borrower authorizes Agent, at Agent’s option (but in no event shall Agent be obligated to), as attorney in fact for Borrower, to commence, appear in and prosecute, in Agent or Borrower’s name, any action or proceeding relating to any Taking of the Project and to settle or compromise any claim in connection with such Taking; provided, however, that so long as no Default or Event of Default exists, and so long as Borrower shall in good faith diligently pursue such claims, the Borrower may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that Borrower may not settle, adjust or compromise any casualty or Taking without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that Borrower may make proof of loss and adjust and compromise any claim under its casualty insurance policy in an amount less than $1,000,000 without the prior consent of Agent or Lender so long as no Default or Event of Default exists and so long as Borrower shall in good faith diligently pursue such claim. Notwithstanding anything in Section 16.1(a) to the contrary, in the event of any casualty to the Improvements or any condemnation of part of the Project, Agent agrees to make available the Proceeds to restoration of the Improvements if (i) no Event of Default exists, (ii) all Proceeds are deposited with Agent, (iii) in Agent’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements (together with undisbursed proceeds of the Loan, if any, allocated for the cost of the Construction and any sums or other security acceptable to Agent deposited with Agent by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv) no material Leases in effect at the time of such casualty or condemnation are or will be terminated nor rent decreased as a result of such casualty or condemnation, (v) if the cost of restoration exceeds twenty-five percent (25%) of the Loan Amount, in Agent’s sole determination after completion of restoration the Loan Amount will not exceed 55% of the fair market value of the Project, (vi) in Agent’s reasonable determination, the Project can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vii) the Guarantor reaffirms the Guaranty in writing, and (viii) in Agent’s reasonable determination, such restoration is likely to be completed not later than three months prior to the Maturity Date.

16.2	Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.

In case Agent does not elect to apply or does not have the right to apply the Proceeds to the indebtedness, as provided in Section 16.1 above, Borrower shall:

(a) Proceed with diligence to make settlement with insurers or the appropriate Governmental Authorities and cause the Proceeds to be deposited with Agent;

(b) In the event of any delay in making settlement with insurers or the appropriate Governmental Authorities or effecting collection of the Proceeds, deposit with Agent the full amount required to complete construction as aforesaid;

(c) In the event the Proceeds and the available proceeds of the Loan are insufficient to assure the Agent that the Loan will be In Balance, promptly deposit with Agent any amount necessary to place the Loan In Balance; and

(d) Promptly proceed with the resumption of construction of the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Any request by Borrower for a disbursement by Agent of Proceeds and funds deposited by Borrower shall be treated by Agent as if such request were for an advance of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loan.

ARTICLE 17

ASSIGNMENTS BY LENDER AND BORROWER

17.1	Prohibition of Assignments and Transfers by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Without the prior written consent of Agent, in Agent’s sole discretion, Borrower shall not suffer or permit (a) any change in the management company (whether direct or indirect) for the Project or of Borrower, or (b) any Transfer.

17.2	Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 17.1 above, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, mortgage, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in any Lender being deemed in violation of any applicable provision of ERISA. Borrower agrees to indemnify and hold Agent and each Lender free and harmless for, from and against all losses, costs (including attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Agent or such Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Agent or Lender’s sole judgment or by reason of a breach of the foregoing prohibitions. The foregoing indemnification shall be a recourse obligation of Borrower and shall survive repayment of the Notes, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

17.3	Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 17, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 18

TIME OF THE ESSENCE

18.1	Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement.

ARTICLE 19

EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a) Failure of Borrower (i) (A) to make any principal payment when due, (B) to pay any interest within five (5) business days after the date when due or (C) to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Agent that the same is due and payable; or (ii) for a period of thirty (30) days after written notice from Agent, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents, or if such failure is of such a nature that it cannot be cured within such thirty (30) day period but such failure is of a nature that it is capable of being cured, in the event that Borrower in good faith promptly commences such cure within such thirty (30) day period and thereafter diligently, continuously and in good faith prosecutes such cure to completion, such period shall be extended for an additional thirty (30) days provided that such extended cure period shall not in Lender’s judgment cause any delays in Construction or cause a Material Adverse Change; and provided further that if a different notice or grace period is specified under any other subsection of this Section 19.1 with respect to a particular breach, or if another subsection of this Section 19.1 applies to a particular breach and does not expressly provide for a notice or grace period the specific provision shall control; provided, however, that if a different notice or grace period or no notice and cure period is specified under Article 19 of this Loan Agreement (or elsewhere in this Loan Agreement or any other Loan Document) in which such particular breach will become an Event of Default, the specific provision shall control.

(b) The disapproval by Agent or Lender’s Consultant at any time of any construction work and failure of Borrower to cause the same to be corrected to the satisfaction of Agent within the cure period provided in Section 19.1(a)(ii) above.

(c) A delay in the Construction or a discontinuance for a period of fifteen (15) days after written notice from Agent concerning such delay or discontinuance (other than Unavoidable Delays), or in any event a delay in the Construction so that the same is not, in Agent’s judgment (giving due consideration to the assessment of Lender’s Consultant), likely to be completed on or before the Completion Date, as the same may be extended from time to time pursuant to this Agreement.

(d) The bankruptcy or insolvency of the General Contractor and failure of Borrower to procure a contract with a new contractor satisfactory to Agent within thirty (30) days from the occurrence of such bankruptcy or insolvency.

(e) Any Transfer or other disposition in violation of Sections 17.1 or 17.2; provided, however, no cure period shall be available to Borrower upon any such occurrence.

(f) Any material default by Borrower, as lessor, under the terms of any Lease following the expiration of any applicable notice and cure period, provided that if the Lease does not provide a notice and cure period, then the notice and cure period provided in (a)(i) above will apply to any such monetary default, and the notice and cure period provided in (a)(ii) will apply to any such non-monetary default (which respective periods shall commence upon written notice of default from Lender or the applicable Tenant, whichever occurs first).

(g) If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or Guarantor is untrue or incorrect in any material respect at the time made, delivered or repeated.

(h) Borrower or Guarantor shall commence a voluntary case concerning Borrower or Guarantor under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or Guarantor under the Bankruptcy Code and relief is ordered against Borrower or Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or Guarantor; or the Borrower or Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or Guarantor; or there is commenced against Borrower or Guarantor any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Borrower or Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(i) Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(j) If Borrower is enjoined, restrained or in any way prevented by any court order from constructing or operating the Project.

(k) Failure by Borrower to make any Deficiency Deposit with Agent within the time and in the manner required by Article 11 hereof.

(l) If there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against Guarantor or any of its Subsidiaries that, either individually or in the aggregate, exceed $1,000,000.00.

(m) An “Event of Default” (as defined in the Revolving Credit Agreement) shall occur.

(n) If a Material Adverse Change occurs with respect to Borrower, the Project or the Guarantor.

(o) The occurrence of a Change of Control.

(p) Any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof.

(q) The Borrower shall fail to comply with the covenants set forth in Section 15.1(ll) hereof.

(r) Without limiting the terms of Section 15.1(s), the Guarantor or any of its Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account any obligation for borrowed money or credit received or other Indebtedness, or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; provided that the events described in this Section 19(r) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in Section 19(r), involve singly or in the aggregate Non-Recourse Indebtedness totaling in excess of $25,000,000.00.

(s) The occurrence of any other event or circumstance denominated as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

ARTICLE 20

LENDER’S REMEDIES IN EVENT OF DEFAULT

20.1	Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Agent may, and at the request of the Required Lenders shall, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a) Take possession of the Project and complete the Construction and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Project to complete the Construction in the name of Borrower; to use unadvanced funds remaining under the Notes or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to complete the Construction; to make changes in the Plans and Specifications which shall be necessary or desirable to complete the Construction in substantially the manner contemplated by the Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Project; to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Improvements or Project; to take action and require such performance as it deems necessary under any of the Bonds to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b) Withhold further disbursement of the proceeds of the Loan and/or terminate Lender’s obligations to make further disbursements hereunder;

(c) Declare the Notes to be immediately due and payable;

(d) Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender;

(e) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 19.1(h) with respect to the Borrower, all amounts evidenced by the Notes shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE 21

GENERAL PROVISIONS

21.1	Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

21.2	Modification; Waiver.

Subject to the provisions of Section 25.6 herein, no modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

21.3	Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Illinois.

21.4	Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender and Agent contained in this Agreement may be waived by Agent, Lenders or the Required Lenders as provided herein, provided, however, that to the extent that Agent or any Lender may have acquiesced in any noncompliance with any construction or nonconstruction conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds.

21.5	Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable to any contractors, subcontractors, supplier, architect, engineer, tenant or other party for labor or services performed or materials supplied in connection with the Construction. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower. No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third-party beneficiary status or recognition of same by the Lender. Without limiting the generality of the foregoing:

(a) Lender shall have no liability, obligation or responsibility whatsoever with respect to the Construction. Any inspections of the Construction made by or through Lender are for purposes of administration of the Loan only and neither Borrower nor any third party is entitled to rely upon the same with respect to the quality, adequacy or suitability of materials or workmanship, conformity to the Plans and Specifications, state of completion or otherwise;

(b) Lender neither undertakes nor assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Project, including matters relating to the quality, adequacy or suitability of: (i) the Plans and Specifications, (ii) architects, contractors, subcontractors and material suppliers employed or utilized in connection with the Construction, or the workmanship of or the materials used by any of them, or (iii) the progress or course of Construction and its conformity or nonconformity with the Plans and Specifications; Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Lender in connection with such matters is for the protection of Lender only, and neither Borrower nor any third party is entitled to rely thereon; and

(c) Lender owes no duty of care to protect Borrower, the Guarantor, or Tenant against negligent, faulty, inadequate or defective building or construction.

Notwithstanding anything herein to the contrary, each reference in this Section 21.5 to Lender shall also be deemed to refer to Agent.

21.6	Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

21.7	Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Agent (and, to the extent applicable, the Required Lenders). Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

21.8	Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

21.9	Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

21.10	Waiver of Damages.

In no event shall Lender or Agent be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender or Agent of its obligations under this Agreement or any of the Loan Documents, and Borrower for itself and its Guarantor waive all claims for punitive, exemplary or consequential damages.

21.11	Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan. No Guarantor or Tenant is intended to have any rights as a third-party beneficiary of the provisions of this Section 21.11.

21.12	Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE STATE OF ILLINOIS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY

CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY ILLINOIS STATE OR UNITED STATES COURT SITTING IN THE STATE OF ILLINOIS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

21.13	Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Notes or under any other Loan Document; provided that no Lender shall exercise its right of set-off under this Section without the prior written approval of Agent. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender (or its Affiliates).

ARTICLE 22

NOTICES

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

Tarantula Ventures, LLC

1212 New York Avenue, N.W.

Suite 900

Washington, DC 20005

Attn: Hossein Fateh

Facsimile: (202) 728-0220

With a copy to:

Cooley Godward Kronish LLP

One Freedom Square

11951 Freedom Drive

Reston, Virginia 20190

Attention: Erin Ramana, Esq.

Facsimile: (703) 456-8100

If to Lender:

KeyBank National Association

127 Public Square, 8th Floor

OH 01-27-0839

Cleveland, Ohio 44114

Attention: John C. Scott

Telephone: (216) 689-5986

Facsimile: (216) 689-4997

With a copy to:

McKenna Long & Aldridge LLP

303 Peachtree Street, N.E.; Suite 5300

Atlanta, Georgia 30308

Attn: William F. Timmons, Esq.

Telephone: (404) 527-8380

Facsimile: 404 527-4198

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice. Notwithstanding anything in this Agreement to the contrary, and all notices, demands, requests or other communication by and between Borrower and Lender shall occur through Agent, and all payments required of Borrower to Lender shall be made by Borrower to Agent.

ARTICLE 23

WAIVER OF JURY TRIAL

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ARTICLE 24

ASSIGNMENTS AND PARTICIPATIONS

24.1	Assignments and Participations.

(a) Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents to any other Eligible Assignee with the prior written consent of the Agent and with the prior written consent of Borrower, which consents by the Agent and the Borrower shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the Eligible Assignee is also a Lender or if an Event of Default then exists) and no consent of the Agent shall be required if the Eligible Assignee is also a Lender; provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption, (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (iii) if the potential assignee is not already a Lender hereunder, at least ten (10) days prior to the date of the assignment, the potential assignee shall deliver to Agent the fully completed Patriot Act and OFAC forms attached as Exhibit M hereto and such other information as Agent shall require to successfully complete the Agent’s Patriot Act Customer Identification Process and OFAC Review Process, (iv) unless the Agent and, so long as no Event of Default exists, Borrower otherwise consent, the aggregate amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than Five Million Dollars ($5,000,000), (v) the Agent shall receive from the assigning Lender a processing fee of Three Thousand Five Hundred Dollars ($3,500), and (vi) if the assignment is less than the assigning Lender’s entire interest in the Loan, the assigning Lender must retain at least a Five Million Dollar ($5,000,000) interest in the Loan. The Agent may designate any Eligible Assignee accepting an assignment of a specified portion of the Loan to be a Co-Agent, an “Arranger” or similar title, but such designation shall not confer on such Assignee the rights or duties of the Agent. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (a) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrower hereby agrees that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrower by an Eligible Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment, and (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and thereunder.

(b) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) except as provided in such Assignment and Assumption, such assigning Lender and Agent make no representation or warranty and assume no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith; (ii) such assigning Lender and Agent make no representation or warranty and assume no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished in connection therewith; (iii) such Eligible Assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to become a Lender hereunder; (iv) such Eligible Assignee will, independently and without reliance upon Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Agent shall maintain a copy of each Assignment and Assumption delivered to and accepted by it and shall record in its records the names and address of each Lender and the Commitment of, and Percentage of the Loan owing to, such Lender from time to time. Borrower, the Agent and Lenders may treat each entity whose name is so recorded as a Lender hereunder for all purposes of this Agreement. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption and, if any assigning Lender has retained a Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit C hereto.

(d) Upon receipt of an Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, Agent shall, if such Assignment and Assumption has been properly completed and consented to if required herein, accept such Assignment and Assumption, and record the information contained therein in its records, and the Agent shall use its best efforts to give prompt notice thereof to Borrower (provided that neither the Agent nor the Lenders shall be liable for any failure to give such notice).

(e) Borrower shall use reasonable efforts to cooperate with Agent and each Lender in connection with the assignment of interests under this Agreement or the sale of participations herein, subject to the provisions of subsection (j), below.

(f) Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this

Section, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations hereunder. To facilitate any such pledge or assignment, the Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 12.

(g) Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or affiliate of such Lender without first obtaining the approval of any Agent or the Borrower, provided that (i) such Lender remains liable hereunder unless the Borrower and Agent shall otherwise agree, (ii) at the time of such assignment such Lender is not a Defaulting Lender, (iii) such Lender gives the Agent and Borrower at least fifteen (15) days prior written notice of any such assignment; (iv) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption, and (v) the Agent receives from the assigning Lender a processing fee of One Thousand Five Hundred Dollars ($1,500).

(h) Each Lender shall have the right, without the consent of the Borrower, to sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under the Loan and the Loan Documents; provided, however, that (i) such Lender’s obligations under this Agreement (including without limitation its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement or the other Loan Documents (but such holder may contract with the Lender selling such Eligible Assignee its interest in such Lender’s share of the Loan as to voting of such Lender’s interest under Section 25.6(b), but not under any other section of this Agreement, provided that any such agreement by a Lender shall bind only such Lender alone and not Borrower, the other Lenders or the Agent); provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to Section 4.3), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release the Collateral or Borrower (except as otherwise expressly permitted in this Agreement). Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.

(i) No Eligible Assignee of any rights and obligations under this Agreement shall be permitted to subassign such rights and obligations. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

(j) Borrower acknowledges and agrees that Lenders may provide to any Eligible Assignee or participant originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower or received by any Lender in connection with the Loan or with respect to Borrower, provided that prior to any such delivery or communication, such Eligible Assignees or participants shall agree to preserve the confidentiality of any of the foregoing to the same extent that such Lender agreed to preserve such confidentiality. In order to facilitate assignments to Eligible Assignees and sales to Eligible Assignees, Borrower shall execute such further documents, instruments or agreements as Lenders may reasonably require; provided, that Borrower shall not be required (i) to execute any document or agreement which would materially decrease its rights, or materially increase its obligations, relative to those set forth in this Agreement or any of the other Loan Documents (including financial obligations, personal recourse, representations and warranties and reporting requirements), or (ii) to expend more than incidental sums of money or incidental administrative time for which it does not receive reasonable reimbursement in order to comply with any requests or requirements of any Lender in connection with such assignment or sale arrangement. In addition, Borrower agrees to cooperate fully with Lenders in the exercise of Lenders’ rights pursuant to this Section, including providing such information and documentation regarding Borrower as any Lender or any potential Eligible Assignee or participant may reasonably request and to meet with potential Eligible Assignees.

24.2	Several Liability.

Anything in this Agreement contained to the contrary notwithstanding, the obligations of each Lender to Borrower under this Agreement are several and not joint and several; each Lender shall only be obligated to fund its Percentage of each disbursement to be made hereunder up to the amount of its Commitment. During any time, and only during such time, as Agent is the sole Lender and has not assigned any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, Agent in its individual capacity shall be liable for all of the obligations of the Lender under this Agreement and the other Loan Documents. From and after the date that Agent as the sole Lender assigns any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, then Agent shall act as the administrative agent on behalf of itself as a Lender and the other Lenders.

ARTICLE 25

AGENT

25.1	Appointment.

KeyBank National Association is hereby appointed as Agent hereunder and under each other Loan Document, and each Lender hereby irrevocably authorizes the Agent to act as agent for Lender and to take such actions as Lender is obligated or entitled to take under the provisions of this Agreement and the other Loan Documents. Agent agrees to act as such upon the express conditions contained in this Article in substantially the same manner that it would act in dealing with a loan held for its own account. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.

The provisions of this Article are solely for the benefit of the Agent and the Lenders, and Borrower shall not have any rights to rely on or enforce any of the provisions hereof except as provided in Sections 25.2 and 25.20 below. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of Lender and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for the Borrower.

25.2	Reliance on Agent.

All acts of and communications by the Agent, as agent for the Lenders, shall be deemed legally conclusive and binding; and Borrower or any third party (including any court) shall rely on any and all communications or acts of the Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of a Lender in all circumstances where an action by such Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable law without the right or necessity of making any inquiry of any individual Lender as to the authority of Agent with respect to such matter. In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this Article 25.

25.3	Powers.

The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto or are otherwise necessary or desirable in connection with the administration of the Loan, and may exercise all other powers of Lender as are not made subject to the consent of the Required Lenders pursuant to Section 25.6(a) or to the consent of all Lenders pursuant to Section 25.6(b). Without limiting the foregoing, the Agent may consent to or execute easements, plats, dedications, subordination and non-disturbance agreements, release of minor portions of the collateral and similar documents. The Agent shall not be considered, or be deemed, a separate agent of the Lenders hereunder, but is, and shall be deemed, acting in its contractual capacity as Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to the Agent or Agent is otherwise entitled to take hereunder. Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action except any action specifically provided by the Loan Documents to be taken by the Agent.

25.4	Disbursements.

(a) At least one (1) Business Day (by 11:00 a.m. Cleveland time) prior to each date a disbursement of the Loan is to be made hereunder pursuant to this Agreement (or at least two (2) LIBOR Business Days by 11:00 a.m. Cleveland time for any disbursements to be made at the

Adjusted LIBOR Rate), the Agent shall notify each Lender of the proposed disbursement. Each Lender shall make available to Agent (or the funding Lender or entity designated by the Agent), the amount of such Lender’s Percentage of such disbursement (with respect to such Lender, such amount being referred to herein as an “Advance”) in immediately available funds not later than 11:00 a.m. (Cleveland time) on the date such disbursement is to be made (such date being referred to herein as a “Funding Date”). Unless the Agent shall have been notified by any Lender prior to such time for funding in respect of any Advance that such Lender does not intend to make available to the Agent such Lender’s Advance, the Agent may assume that such Lender has made such amount available to the Agent and the Agent, in its sole discretion, may, but shall not be obligated to, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to the respective Funding Date, such Lender agrees to pay and Borrower agrees to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Agent, at (A) in the case of such Lender, the Federal Funds Effective Rate, and (B) in the case of Borrower, the interest rate applicable at the time to a disbursement made on such Funding Date. If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly return to Borrower such corresponding amount in same day funds.

(b) Requests by the Agent for funding by the Lenders of disbursements of the Loan will be made by facsimile. Each Lender shall make its Advance available to the Agent in dollars and in immediately available funds to such Lender and account as the Agent may designate, not later than Noon (Cleveland time) on the Funding Date. Nothing in this Section 25.4 shall be deemed to relieve any Lender of its obligation hereunder to make any Advance on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Advance hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make any Advances hereunder.

(c) As soon as practical Agent will promptly forward to each Lender copies of the Draw Request documents described in Sections 12.3(a), (b) and (d), and cause the Lender’s Consultant to forward to each Lender a copy of the Lender’s Consultant’s most recent inspection. Delivery of the Draw Request documents and the Lender’s Consultant’s inspection report shall not be a condition to funding any Advance.

25.5	Distribution and Apportionment of Payments.

(a) Subject to Section 25.5(b), payments actually received by Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within one (1) Business Day, provided that, if any such payments are not distributed to the Lenders within one (1) Business Day after Agent’s receipt thereof, Agent shall pay to such Lenders interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the rate of interest applicable to such portion of the Loan, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders provided such funds are received by Agent not later than 11:00 A.M. (Cleveland time) on the date of receipt. All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in the Agreement Regarding Fees or any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion of their respective Percentages or otherwise as provided herein in the other Loan Documents, as the case may be. The Agent shall distribute to each Lender at its primary address set forth herein or in its Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrower. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(b) If a Lender (a “Defaulting Lender”) defaults in making any Advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the Default Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the “Lender Default Obligation”) shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has repaid the Lender Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Default Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender), whereupon such Lender shall no longer be a Defaulting Lender. Any interest collected from Borrower on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to the Lender(s) who made such advance and shall be credited against the Defaulting Lender’s obligation to pay interest on the amount advanced at the Default Rate. If no other Lender makes an advance a Defaulting Lender failed to fund, a portion of the indebtedness of Borrower to the Defaulting Lender equal to the Lender Default Obligation shall be subordinated to the indebtedness of Borrower to all other Lenders and shall be paid only after the indebtedness of Borrower to all other Lenders is paid. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments. No Defaulting Lender shall have the right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders and while any Lender is a Defaulting Lender the requisite percentage of Lenders which constitutes the Required Lenders shall be calculated exclusive of the Percentage of the Defaulting Lender. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender’s breach of this Agreement, to collect damages. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such persons may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement.

(c) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form W-8 BEN or W-8 ECI further undertakes to deliver the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

25.6	Consents and Approvals.

(a) Each of the following shall require the approval or consent of the Required Lenders:

(A) The exercise of any rights and remedies under the Loan Documents following an Event of Default, provided that absent any direction from the Required Lenders, Agent may exercise any right or remedy under the Loan Documents as Agent may determine in good faith to be necessary or appropriate to protect the Lenders or the collateral securing the Loan;

(B) Appointment of a successor Agent;

(C) Approval of Post-Default Plan (defined in Section 25.7(d)); and

(D) Except as referred to in subsection (b) below, approval of any amendment or modification of this Agreement or any of the other Loan Documents, or issuance of any waiver of any material provision of this Agreement or any of the other Loan Documents;

(b) Each of the following shall require the approval or consent of all the Lenders:

(A) Extension of the Maturity Date (beyond any extension permitted herein) or forgiveness of all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the interest rate, interest rate options or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;

(B) Reduction of the percentage specified in the definition of Required Lenders;

(C) Increasing the amount of the Loan or any non-consenting Lender’s Commitment;

(D) Release of any lien on any material collateral (except as Borrower is entitled to under the Loan Documents);

(E) The release or forgiveness of Guarantor; and

(F) Amendment of the provisions of this Section 25.6.

(c) In addition to the required consents or approvals referred to in subsections (a) and (b) above, the Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, the Agent is permitted or required to take or to grant without instructions from any Lender, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, where applicable, all Lenders. The Agent shall promptly notify each Lender at any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

(d) Each Lender authorizes and directs the Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders. Each Lender agrees that any action taken by the Agent at the direction or with the consent of the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by the Agent at the direction or with the consent of the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. All communications from the Agent to the Lenders requesting Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) days after receipt of the request therefor from the Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to the Agent that it objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, the Agent shall upon receiving the required approval or consent follow the course of action or determination recommended to the Lenders by the Agent or such other course of action recommended by the Required Lenders.

25.7	Agency Provisions Relating to Collateral.

(a) The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any collateral for the Loan or any Loan Document which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the liens upon such collateral granted pursuant to this Agreement and the other Loan Documents.

(b) Except as provided in this Agreement, the Agent shall have no obligation whatsoever to any Lender or to any other person or entity to assure that any collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

(c) Should the Agent commence any proceeding or in any way seek to enforce the Agent’s or the Lenders’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall acquire title to any collateral, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Percentage) of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower. Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent (including reasonable attorneys’ fees and expenses) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any collateral, or to enforce any rights of the Agent or the Lenders or any of Borrower’s or any other party’s obligations under any of the Loan Documents, but not with respect to any dispute between Agent and any other Lender(s).

(d) In the event that all or any portion of the collateral for the Loan is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrower’s obligations under the Loan Documents, title to any such collateral or any portion thereof shall be held in the name of the Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of the Agent and the Lenders. The Agent shall prepare a recommended course of action for such collateral (the “Post-Default Plan”), which shall be subject to the approval of the Required Lenders. The Agent shall administer the collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Percentages. In no event shall the provisions of this subsection or the Post-Default Plan require the Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.

25.8	Lender Actions Against Borrower or the Collateral.

Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other person hereunder or under any other Loan Documents with respect to exercising claims against the Borrower or rights in any collateral without the consent of the Required Lenders. With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to the Borrower and any collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

25.9	Assignment and Participation

No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.

25.10	Ratable Sharing

Subject to Sections 25.4 and 25.5, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Percentages, whether received by voluntary payment, by the exercise of the right of set-off or bankers’ lien, by counterclaim or cross action or by the enforcement of any or all of the Loan Documents or any collateral and (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, bankers’ lien or otherwise, receive payment of a proportion of the aggregate amount of the Loan held by it which is greater than its Percentage of the payments on account of the Loan, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with their Percentages; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

25.11	General Immunity

Neither Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. In the absence of gross negligence, the Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 25.5, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

25.12	No Responsibility for Loan, Recitals, etc

The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any Note shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors, or the value of the Collateral or any other assets of the Borrower or the Guarantors. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

25.13	Action on Instructions of Lenders

The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by all the Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Lenders; provided, however that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction. Each Lender, severally to the extent of its Percentage, hereby agrees to indemnify Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.

25.14	Employment of Agents and Counsel

The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to take and rely upon advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

25.15	Reliance on Documents; Counsel

The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be an employee of Agent, provided that the foregoing shall not release the Agent from liability for its gross negligence or willful misconduct. Any such counsel shall be deemed to be acting on behalf of Lender in assisting the Agent with respect to the Loan, but shall not be precluded from also representing Agent in any matter in which the interests of Agent and the other Lenders may differ.

25.16	Agent’ Reimbursement and Indemnification

Lenders agree to reimburse and indemnify Agent ratably based upon their Percentage (i) for any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrower for which Agent is entitled to reimbursement under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of Lender, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower, (iii) for any expenses incurred by Agent on behalf of Lender which may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrower, (iv) for any amounts and other expenses incurred by Agent on behalf of Lender in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender, and (v) for, from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements of this Section 25.16 shall survive the termination of this Agreement and the payment of all amounts payable under the Loan Documents.

25.17	Rights as a Lender

With respect to its Commitment, if any, Agent shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise such rights and powers as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacities. The Borrower and each Lender acknowledge and agree that Agent and/or its affiliates may act as trustee under indentures, serve as financial advisor of, accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its affiliates in which Borrower or such affiliate is not restricted hereby from engaging with any other person. The Lenders acknowledge that, pursuant to such activities, Agent, or its affiliates may receive information regarding such Persons

(including, information that may subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

25.18	Lenders’ Credit Decisions

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements and other information prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

25.19	Notice of Events of Default

Should Agent receive any written notice of the occurrence of a default or Event of Default, or should the Agent send Borrower a notice of Default or Event of Default, the Agent shall promptly furnish a copy thereof to each Lender. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

25.20	Successor Agent

(a) Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to Lenders and Borrower. Such resignation shall take effect on the date set forth in such notice or as otherwise provided below. Such resignation by Agent as agent shall not affect its obligations hereunder, if any, as a Lender.

(b) Upon resignation by the Agent, or any successor Agent, the Required Lenders shall appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent and the Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 25 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

EXECUTED as of the date first set forth above.

BORROWER:	TARANTULA VENTURES LLC, a Delaware limited liability company

	By:	Tarantula Interests LLC, a Delaware limited liability company, its Managing Member

		By:	Safari Ventures LLC, a Delaware limited liability company, its Managing Member

			By:	DuPont Fabros Technology, Inc., a Maryland corporation, its Managing Member

				By:	/s/ Hossein Fateh
				Name:	Hossein Fateh
				Title:	Chief Executive Officer

-				Borrower’s Tax ID No.: 20-8495821

AGENT AND LENDER:	KEYBANK NATIONAL ASSOCIATION, individually and as Agent

	By:	/s/ John Scott
	Name:	John Scott
	Title:	Vice President

EXHIBIT A

Legal Description of Land

LOT 1 IN ENESCO IMPORTS CORP. SUBDIVISION, A RESUBDIVISION OF LOTS 1 AND 2 IN GREAT-WEST INDUSTRIAL SUBDIVISION, A RESUBDIVISION OF PART OF LOT 269 IN CENTEX INDUSTRIAL PARK UNIT 151, A SUBDIVISION IN THE SOUTHEAST  1/4 OF SECTION 34, TOWNSHIP 41 NORTH, RANGE 11, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED FEBRUARY 13, 1986 AS DOCUMENT 86063318, IN COOK COUNTY, ILLINOIS.

Permanent Tax/Assessor Parcel Number: 08-34-402-058-0000

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EXHIBIT B

Permitted Exceptions

Permitted encumbrances are such matters as are shown on Schedule B to the Pro-Forma Title Insurance Case No. 11131505 issued by Commonwealth Land Title Insurance Company to the Agent in connection with this Instrument and attached to that certain escrow instruction letter on or about hereof between Commonwealth Land Title Insurance Company and Agent.

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EXHIBIT C

Form of Note

NOTE

$	, 2007

FOR VALUE RECEIVED, the undersigned,                     , a                      (“Maker”), hereby promises to pay to                      (“Payee”), or order, in accordance with the terms of that certain Construction Loan Agreement, dated as of                     , 2007, as from time to time in effect, among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Loan Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of                      ($                    ), or such amount as may be advanced by the Payee under the Loan Agreement as a Loan with daily interest from the date thereof, computed as provided in the Loan Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Loan Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Loan Agreement. Interest shall be payable on the dates specified in the Loan Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Loan Agreement. Payment of this Note is secured by, inter alia, that certain Construction Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing bearing even date herewith from Maker to Payee, as Agent (the “Mortgage”) and the other collateral security described in the Loan Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Loan Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Loan Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any

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circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. Maker agrees to pay an effective rate of interest that is the sum of the applicable rate provided in the Loan Agreement plus any additional rate of interest resulting from any charges of interest or in the nature of interest paid or to be paid in connections with the loan evidenced by this Note. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Loan Agreement.

This Note shall be governed by the laws of the State of Illinois.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Loan Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note under seal on the day and year first above written.

[Insert Signature Block of Borrower]

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EXHIBIT D

Intentionally Omitted

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EXHIBIT E

LIBOR NOTICE ELECTION

NOTICE OF LIBOR FUNDING ELECTION

KeyBank National Association, as Agent

800 Superior, 6th Floor

Cleveland, Ohio 44114

Attention: Vicki Heineck

Date:

Ladies and Gentlemen:

Reference is made to the promissory notes made by                      (“Borrower”), in favor or KeyBank National Association and the other Lenders (the “Notes”) pursuant to that certain Construction Loan Agreement dated as of                          , 2007, by and between Borrower, KeyBank National Association, as a lender and as Administrative Agent and the lenders named therein. Capitalized terms used herein shall have the meanings set forth in the Construction Loan Agreement. The undersigned hereby gives notice pursuant to Section 5.1 of the Loan Agreement of its desire for a LIBOR FUNDING ELECTION of a portion of the proceeds of the loan evidenced by the Notes.

The Following are the details of the LIBOR funding election to be set up as of the commencement date specified below:

1.	The LIBOR funding commencement date is:

2.	The LIBOR funding period expires:

3.	The LIBOR funding principal amount is:

4.	The LIBOR funding rate is LIBOR plus %, or

The sources for the above LIBOR are as follows (Choose as appropriate):

Prime Note Outstanding Balance:

Draw #         Advance:

Interest due:

Current LIBOR maturing         :

Current LIBOR maturing         :

Total:

The next LIBOR FUNDING ELECTION NOTIFICATION date is                     .

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